UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
i3 Verticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required.
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The annual meeting of stockholders (the “Annual Meeting”) of i3 Verticals, Inc. (the “Company”) will be held at the headquarters of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, on Tuesday, March 3, 2026, at 1:30 p.m., Central Time.
At the Annual Meeting, you will have an opportunity to vote on the following proposals:
1.To elect as directors the eight nominees named in the attached proxy statement, each for a term of one year and until his or her successor is elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2026;
3.To consider and act upon a non-binding, advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the attached proxy statement; and
4.To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only record holders of our Class A common stock and Class B common stock at the close of business on Friday, January 2, 2026 are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the record holders will be available at our headquarters, during ordinary business hours, for a period of ten (10) days ending on the day before the date of the meeting.
You are requested to vote on these proposals whether or not you plan to attend the annual meeting. If you do not attend and vote, you can vote in one of three ways: (i) complete, sign and date the enclosed proxy card and return it promptly; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.
By Order of the Board of Directors,
Paul Maple
General Counsel and Secretary
January 15, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on March 3, 2026:

The proxy statement, the form of proxy card and the 2025 annual report are available at www.proxyvote.com.

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215
PROXY STATEMENT
January 15, 2026
This Proxy Statement, the form of proxy card and the 2025 Annual Report to Stockholders (with the annual report on Form 10-K for the year ended September 30, 2025) of i3 Verticals, Inc. (the “Company”) are being made available to holders (the “stockholders”) of our Class A common stock and Class B common stock (collectively, “Common Stock”), beginning on or about January 15, 2026. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement provides you with information on these matters to assist you in voting your shares.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting. We are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our 2025 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2025 Annual Report and a form of proxy card.
INFORMATION ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Tuesday, March 3, 2026 at 1:30 p.m., Central Time, at the Company’s headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to SEC rules and in order to help reduce the environmental impact as well as to reduce the cost to the Company associated with the printing and mailing of proxy materials, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this Proxy Statement.
What are the proposals and the Board’s recommendations on how I should vote my shares?

Proposal	Board Voting Recommendation
1.Election of eight directors	FOR each nominee
2.Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2026.	FOR
3.Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	FOR
What are the admission requirements?
In order to be admitted to and participate in the Annual Meeting, you may be asked to present a valid government-issued photo identification (e.g., a driver’s license or passport) and proof of ownership of the Company’s Common Stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee. The use of recording devices is strictly prohibited.
VOTING AND OTHER INFORMATION
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are designating the Chief Strategy Officer or the General Counsel and Secretary of the Company as your proxy with the authority to vote your shares of Common Stock in the manner that you indicate on your proxy card.
What vote is required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
1.Election of eight directors	The plurality of the votes cast. This means that the eight nominees receiving the highest number of FOR votes will be elected as directors.	No
2.Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2026.	The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote on the proposal.	Yes
3.Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote on the proposal.	No
With respect to Proposal 1, you may vote FOR a director nominee or you may WITHHOLD your vote for a director nominee. Withheld votes will be treated as present at the Annual Meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on the particular matter. A withheld vote will have no effect on Proposal 1.
With respect to Proposals 2, and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares of Common Stock in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares of Common Stock are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.
Who is qualified to vote?
You are qualified to receive notice of, and to vote on, the matters described in this Proxy Statement if you owned shares of Common Stock at the close of business on our record date of Friday, January 2, 2026.
How many shares of Common Stock may vote at the Annual Meeting?
As of January 2, 2026, there were 22,609,537 shares of Class A common stock and 8,381,681 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock and Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders.

What is the difference between a “stockholder of record” and a “street name” holder?
These terms describe how shares of Common Stock are held. If your shares are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a stockholder of record, you can vote by mailing in the enclosed proxy card or you can use one of the alternatives below:
To vote by telephone: 1-800-690-6903
To vote by Internet: www.proxyvote.com
Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16-digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the Internet, there is no need for you to mail back your proxy card.
If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.
Can I vote my shares in person at the Annual Meeting?
If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.
How would my shares be voted if I do not specify how they should be voted?
If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your proxy will vote your shares in accordance with the Board’s recommendations for the Proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.
If you are a street name holder and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only Proposal 2 if you fail to provide voting instructions.
On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) and the “Say-on-Pay” proposal (Proposal 3) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to Proposals 1 or 3, your broker, bank, trustee or other nominee will inform the Inspector of Election (as defined below) that it does not have the authority to vote your shares on such proposals. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.
How many votes must be present to hold the Annual Meeting?
The presence, in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

How are abstentions, votes withheld and broker non-votes treated?
A “vote withheld,” in the case of the election of directors (Proposal 1), or an “abstention,” in the case of the auditor ratification proposal (Proposal 2) and the “Say-on-Pay” proposal (Proposal 3), represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are deemed to be “present” at the Annual Meeting and are counted for quorum purposes. Votes withheld have no effect on Proposal 1. Abstentions have the same effect as a vote against Proposals 2 and 3. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for Proposals 1 and 3.
Can I change my vote?
If you are a stockholder of record, you may revoke your proxy by doing one of the following:
•By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Annual Meeting, stating that you revoke your proxy;
•By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;
•By submitting another vote by telephone or over the Internet; or
•By attending the Annual Meeting and voting your shares in person before your proxy is exercised at the Annual Meeting.
If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.
Who will count the votes?
A representative from Broadridge will count the votes and serve as our inspector of election (the “Inspector of Election”).
Who pays the cost of proxy solicitation?
The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. In addition, certain of our directors, officers, and employees may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, in addition to mailing these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.
What is “householding”?
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, please contact our General Counsel and Secretary, Paul Maple, at (615) 465-4487 or in writing at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact our General Counsel and Secretary at the above phone number or address.
If you have any further questions about voting your shares or attending the Annual Meeting, including information regarding directions to the Annual Meeting, please call our General Counsel and Secretary, Paul Maple, at (615) 465-4487.

CORPORATE GOVERNANCE
How is the Board of Directors organized?
Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our Board of Directors currently consists of eight directors.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, with each of our directors subject to re-election annually;
•a majority of our directors satisfy the independence rules of the Nasdaq Stock Market LLC (“Nasdaq”);
•generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
•we comply with the requirements of the Nasdaq marketplace rules; and
•we do not have a stockholder rights plan.
How is the independence of the Board of Directors determined?
Pursuant to the Company’s Corporate Governance Guidelines (“Governance Guidelines”) and Nasdaq marketplace rules, there must be at least a majority of independent directors on the Board, each of whom must meet the independence requirements of the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules of Nasdaq. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against these independence requirements, provisions and rules. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations for which our directors serve as directors or with respect to which our directors are otherwise affiliated, and considers whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.
The Board determined that all of our non-employee directors satisfied all of the independence standards set forth in the Governance Guidelines and the specific independence standards applicable to members of our Compensation Committee, our Audit Committee and our Nominating and Corporate Governance Committee and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of our non-employee directors named below are independent under the Governance Guidelines and the applicable rules of Nasdaq and the SEC:
Elizabeth Seigenthaler Courtney
John Harrison
Decosta Jenkins
Timothy McKenna
David Morgan
David Wilds
Do the independent members of the Board of Directors meet in separate sessions?
The independent members of our Board meet regularly in executive sessions, typically at each regularly scheduled Board meeting, and otherwise as needed. The Lead Independent Director of the Board, Mr. Morgan, presides at executive sessions.
What is the leadership structure of the Board of Directors?
The Board regularly considers the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. In addition, our Governance Guidelines provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our Board, or if the Chairman is employed by the Company. Currently, Gregory Daily serves as both the Chairman of the Board and as our Chief Executive Officer. Because Mr. Daily is our Chairman and is not an

“independent director” as defined by the Nasdaq marketplace rules, our Board has appointed Mr. Morgan as Lead Independent Director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform additional duties as our Board may otherwise determine or delegate from time to time. The Board believes that Mr. Morgan’s accounting and financial expertise and strong familiarity with the Company and the Board make him well qualified to serve as the Lead Independent Director of the Board. Mr. Morgan was appointed as Lead Independent Director by the Board effective November 14, 2025. Prior to Mr. Morgan’s appointment, Mr. Wilds served as our Lead Independent Director.
The Board believes that this leadership structure, coupled with strong independent director leadership, is the most effective and appropriate leadership model for the Company at this time. The Board believes the combined Chairman and Chief Executive Officer structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. At present, the Board believes that this leadership structure, along with (i) the principles and practices described in our Governance Guidelines which, among other things, provide that non-employee directors shall meet at regular executive sessions; (ii) appropriate charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; (iii) annual evaluation of the Chief Executive Officer by the Nominating and Corporate Governance Committee; and (iv) oversight of the Chief Executive Officer’s compensation by the Compensation Committee, a committee composed entirely of independent directors that is advised by an independent compensation consultant, effectively maintain independent oversight of management while maintaining practical efficiency and flexibility.
How does the Board of Directors oversee risk?
One of the key functions of the Board of Directors is to provide informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss with management our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including creating guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Moreover, the Audit Committee is responsible for the oversight of the Company’s privacy, data, cybersecurity, and artificial intelligence risk exposures, including the steps management has taken to monitor and mitigate such exposures and protect against threats to the Company’s information systems and security. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee assists with risk oversight by managing the structure and organization of our Board of Directors, the criteria for selecting new members to the Board of Directors and any committees of the Board of Directors, determining compensation for directors, evaluating members of the Board of Directors, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate.
Cybersecurity risk oversight is a priority for the Board and our management. Our cybersecurity team deploys an array of capabilities to ensure the availability, integrity and confidentiality of our key business systems. Key aspects of our cyber security risk management program include the following:
•Our Chief Technology Officer, who leads our cybersecurity risk management program at a management level, reports to the Audit Committee of our Board of Directors on a quarterly basis regarding cybersecurity matters.
•We routinely invest in protecting, monitoring, alerting and mitigating cybersecurity risks across our business, and maintain a cybersecurity insurance policy.
•We have a comprehensive cybersecurity and privacy program based on industry standard guidelines and regulations such as National Institute of Standards and Technology (“NIST”), Center for Internet Security (“CIS”), Cloud Service Alliance (“CSA”) and Payment Card Industry (“PCI”), and relevant privacy regulations and implement risk based technical, administrative and organizational measures designed to protect the availability, integrity and confidentiality of our data.
•We provide new hire and annual security awareness and privacy training to all employees, and conduct phishing assessment exercises to ensure employees are aware and educated about phishing threats and are trained to identify and report them.
•We utilize external and internal resources performing assessments and penetration testing throughout the year on the Company’s key business systems, including an annual review to verify our compliance with the Payment Card Industries Data Security Standards (PCI DSS).
•We have an incident response plan in place which provides for processes and procedures in connection with cybersecurity events, including escalation procedures.
•We have processes designed to identify and manage cybersecurity risks associated with our use of third-party providers.

What are the standing committees of the Board of Directors?
Our Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee operates under a charter approved by our Board of Directors. A copy of each charter is posted on the “Investors — Corporate Governance” section of our website, www.i3verticals.com. Information contained on our website is not a part of this proxy statement and the inclusion of our website address in this proxy statement is an inactive textual reference only.
Audit Committee. Our Audit Committee is composed of Messrs. Morgan, Harrison, Wilds and Jenkins. Mr. Morgan serves as the chair of our Audit Committee. Pursuant to the Audit Committee Charter, the functions of the Audit Committee include, among other things:
•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and other matters;
•preparing the report of the Audit Committee that the SEC requires in our annual proxy statement;
•reviewing and discussing with management the Company’s privacy, data and cybersecurity risk exposures, including the steps management has taken to monitor and mitigate such exposures and protect against threats to the Company’s information systems and security;
•overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;
•reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and
•reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.
Our Board of Directors has affirmatively determined that each of Messrs. Wilds, Morgan, Harrison, and Jenkins are independent within the meaning of Rule 10A-3 under the Exchange Act.
Our Board of Directors has determined that Mr. Morgan and Mr. Jenkins qualify as “audit committee financial experts” within the meaning of SEC rules and regulations. In making its determination that Mr. Morgan and Mr. Jenkins qualify as “audit committee financial experts,” our Board of Directors has considered the formal education and nature and scope of Mr. Morgan’s and Mr. Jenkins’ previous experiences, as further described in the section titled “Members of the Board of Directors”. Our independent registered public accounting firm periodically meets privately with our Audit Committee.
Compensation Committee. Our Compensation Committee is composed of Mr. McKenna and Ms. Courtney, with Mr. McKenna serving as chair of the Compensation Committee. Pursuant to the Compensation Committee Charter, the functions of the Compensation Committee include, among other things:
•reviewing and approving the Company’s compensation strategy, corporate goals and objectives relevant to senior management compensation (including with respect to the Company’s Chief Executive Officer) and the total compensation policy for the Company to ensure they support business objectives, create stockholder value, are consistent with stockholder interests, attract and retain required key executive talent and link compensation with business performance;
•annually evaluating the performance of the Chief Executive Officer in light of the Company’s corporate goals and objectives relevant to the Chief Executive Officer’s compensation;
•in consultation with the Chief Executive Officer and Chief Financial Officer, reviewing and approving annual performance goals and total compensation with respect to performance-based or incentive compensation plans and individual awards for executive officers and other members of senior management;

•reviewing and approving individual compensation and incentive arrangements (including any equity-based awards and employment or severance arrangements or change in control arrangements) for executive officers and other members of senior management;
•overseeing the administration of equity-based plans or incentive compensation plans, which includes selecting the persons to whom awards will be made and determining the terms and conditions of each award under such plans;
•preparing the report of the Compensation Committee that the SEC requires in our annual proxy statement;
•reviewing the adequacy of its charter on an annual basis; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter.
For more information regarding the Compensation Committee’s role in determining executive compensation, please see “Executive Compensation—Compensation Discussion and Analysis—Compensation Committee Processes and Analyses—Role of Compensation Committee.”
The Compensation Committee has discretion to delegate its authority to administer the Company’s equity-based plans and incentive-based plans, subject to applicable law. The Compensation Committee may also form and delegate authority to subcommittees consisting of one or more independent members when appropriate. The Compensation Committee may also obtain the advice and assistance of management and corporate staff to carry out its responsibilities.
Pursuant to its charter, the Compensation Committee also has the sole authority to engage its own executive compensation consultants and legal advisors. Frederic W. Cook & Co., Inc. (“FW Cook”) has served as the independent executive compensation consultant to the Compensation Committee of i3 Verticals, Inc. since April 2018, and previously served as the executive compensation consultant of i3 Verticals, LLC from February 2018 to April 2018. For more information regarding FW Cook’s role in determining executive compensation, please see “Executive Compensation — Compensation Discussion and Analysis — Compensation Committee Processes and Analyses — Role of the Compensation Committee’s Independent Consultant.”
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Ms. Courtney, Mr. Harrison and Mr. Morgan, with Ms. Courtney serving as the chair of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the functions of the Nominating and Corporate Governance Committee include, among other things:
•identifying and recommending for nomination individuals qualified to become members of the Board of Directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines;
•recommending to the Board of Directors the members and the chairpersons for each committee of the Board of Directors;
•recommending to the Board of Directors the lead independent director in accordance with the Company’s Corporate Governance Guidelines;
•recommending and overseeing the annual evaluation of the Board of Directors and its committees;
•reviewing and determining all elements of compensation of the Board of Directors and committee chairpersons and members, including equity-based awards under the Company’s compensation plans;
•reviewing and recommending to the Board of Directors governance policies and ethics policies;
•monitoring current developments in the regulation and practice of corporate governance (including with respect to Environmental, Social and Governance (ESG) matters) with the assistance of Company counsel, including Nasdaq listing standards and Securities and Exchange Commission regulations, and make recommendations to the Board of Directors on all matters of corporate governance;
•reviewing director’s and officer’s indemnification and insurance matters;
•reviewing annually with the chief executive officer of the Company the succession plans of the Company for executive officers and other selected key executives and the overall succession planning process for the Company; and
•reviewing and assessing the adequacy of its charter on an annual basis and recommending any proposed changes to the Board of Directors.
How many times did the Board of Directors and its committees meet in fiscal year 2025? What was the attendance by the members?
During our fiscal year 2025, the Board of Directors held 11 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 5 meetings, and the Nominating and Corporate Governance Committee held 2 meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period in which he or she served.

We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that directors will make every effort to attend. All Board members serving at the time attended our 2025 Annual Meeting of Stockholders.
Does the Company have a code of conduct?
Our Board of Directors has adopted a Corporate Code of Conduct that applies to our directors, officers and employees. A current copy of the code is posted on the “Investors — Corporate Governance” section of our website, which is located at www.i3verticals.com. Any amendments or waivers to our code of conduct will be disclosed on our internet website promptly following the date of such amendment or waiver.
Where can I obtain a copy of the Company’s Board of Directors’ governance documents?
Copies of the current version of our Governance Guidelines, Corporate Code of Conduct and Board committee charters are posted on the “Investors — Corporate Governance” section of our internet website at www.i3verticals.com. These items are also available in print to any stockholder who requests them by writing to i3 Verticals, Inc., Investor Relations, at 40 Burton Hills Blvd, Ste. 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary. In addition, the SEC maintains an Internet site at www.sec.gov that contains our reports, proxy and information statements and other information we file electronically, including the current version of our Amended and Restated Bylaws filed as an exhibit to our Annual Report on Form 10-K.
How are the Company’s directors compensated?
Our compensation program for non-employee directors during the fiscal year ended September 30, 2025, consisted of the following:
Equity Compensation. Each non-employee director was entitled to an annual equity grant of time-based vesting restricted stock units (“RSUs”) with a grant date fair value equal to approximately $115,000 pursuant to the terms of the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). Subject to the 2018 Plan, RSU vesting is service-based and such RSUs fully vest one year following the grant date. A prorated equity grant is made to any new non-employee director in accordance with his or her service period prior to the next upcoming annual grant. In fiscal years prior to our fiscal year ended September 30, 2025, non-employee directors were granted options to purchase Class A common stock in lieu of receiving time-based vesting RSUs as provided above, and for the fiscal year ended September 30, 2024, our non-employee directors received options with a grant date fair value of approximately $115,000. We made a determination to award time-based vesting RSUs to our non-employee directors in lieu of stock options to align with an overall decision by the Compensation Committee largely to award time-based vesting RSUs across the board for the fiscal year ended September 30, 2025. Other than this change with respect to granting RSUs rather than options, no changes were made to the equity compensation payable to our non-employee directors for the fiscal year ended September 30, 2025, in comparison to the fiscal year ended September 30, 2024.
Cash Compensation and Expenses. Each non-employee director received a $40,000 annual cash payment for participation on the Board. The Lead Independent Director of the Board (Mr. Wilds) received an additional annual cash payment of $15,000, while the chairpersons of the Audit Committee (Mr. Morgan), Compensation Committee (Mr. McKenna), and Nominating and Corporate Governance Committee (Ms. Courtney) received additional annual cash payments of $15,000, $12,500, and $10,000, respectively, for such roles. All annual cash payments were paid in quarterly installments. A prorated annual cash payment is made to any new non-employee director in accordance with his or her service period prior to the next upcoming annual cash payment. No changes were made to the cash compensation payable to our non-employee directors for the fiscal year ended September 30, 2025, in comparison to the fiscal year ended September 30, 2024.
All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.
Management directors do not receive any compensation for their service on the Board.

Non-Employee Director Compensation
The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-employee directors during the Company’s fiscal year ended September 30, 2025:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)	Option Awards ($) (4)	Total Compensation ($)
Elizabeth Seigenthaler Courtney	50,000	115,001	—	165,001
John Harrison	40,000	115,001	—	155,001
Burton Harvey(5)	40,000	115,001	—	155,001
Timothy McKenna	52,500	115,001	—	167,501
David Morgan	55,000	115,001	—	170,001
David Wilds	55,000	115,001	—	170,001
Decosta Jenkins	40,000	115,001	—	155,001
  __________________________

(1)	Messrs. Daily and Whitson have been excluded from this table because they do not receive additional compensation for serving as a director by virtue of the fact that they serve as executive officers of the Company and their compensation is fully reflected in the Summary Compensation Table for executive officers.
(2)
Amounts reflect the aggregate grant date fair value of the RSUs granted during the fiscal year ended September 30, 2025, which are subject to service vesting requirements. For a discussion of assumptions used to calculate the value of such RSUs, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

(3)	As of September 30, 2025, the aggregate number of outstanding RSUs held by each of our non-employee directors was 3,876.
(4)
As of September 30, 2025, the aggregate number of outstanding options to purchase Class A common stock in the Company held by our non-employee directors was as follows: 81,108 for each of Ms. Courtney and Mr. Morgan, 71,108 for each of Messrs. Harrison and Wilds, 30,162 for Mr. McKenna and 36,914 for Mr. Jenkins.

(5)	Effective as of November 14, 2025, Mr. Harvey resigned as a member of the Company’s Board of Directors.
How are Directors nominated?
Our Nominating and Corporate Governance Committee, in accordance with the Nasdaq listing standards, select, and recommend for the Board’s approval, all director candidates. The Nominating and Corporate Governance Committee recommends candidates for nomination, election or reelection at each annual meeting of stockholders and, as necessary, to fill vacancies and newly created directorships. The Nominating and Corporate Governance Committee also evaluates candidates for appointment to and removal from committees. In selecting director candidates, our Nominating and Corporate Governance Committee assesses a candidate’s background, skills and abilities, and whether those characteristics are consistent with the Governance Guidelines and fulfill the needs of the Board. There are no minimum qualifications to serve on the Board. Further, when considering director candidates, our Nominating and Corporate Governance Committee considers any diversifying factors they deem appropriate, including, among other things, diversity in professional and personal experience, skills, background, race and gender.
When the need to recruit a director arises, the Nominating and Corporate Governance Committee may consult our other directors, including the Chairman of the Board and other members of management and, when deemed appropriate, may utilize fee-paid third-party recruiting firms to identify potential candidates. The Nominating and Corporate Governance Committee will consider candidates for election to our Board of Directors who are recommended by stockholders, provided such recommendations are submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a director for the 2027 Annual Meeting of Stockholders?” The Nominating and Corporate Governance Committee will conduct the same analysis that they conduct with respect to director nominees or other potential candidates recommended by a Board member, management or other source in order to evaluate any director nominations properly submitted by a stockholder.
Does the Company have limitations regarding service on other boards by the Company’s directors?
Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-employee director of the Company may serve on more than four other public companies’ boards of directors, absent express approval of both the Board and a majority of the Nominating and Corporate Governance Committee. In addition, if an Audit Committee member simultaneously serves on the audit committee of two or more other public companies, the

Board must determine whether such simultaneous service impairs the ability of such member to effectively serve on the Company’s Audit Committee and will disclose such determination in the Company’s annual proxy statement.
How can I submit a stockholder proposal or nominate a director for the 2027 Annual Meeting of Stockholders?
If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than September 17, 2026 and be submitted in accordance with applicable rules and regulations. Such proposals must be delivered to i3 Verticals, Inc., 40 Burton Hills Blvd, Suite 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary.
If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s Amended and Restated Bylaws.
For the Company’s 2027 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than November 3, 2026 and no later than December 3, 2026 (or, if the annual meeting is called for a date that is not within thirty (30) days before or more than sixty (60) days after March 3, 2027, the notice must be received no earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Amended and Restated Bylaws of the Company, including a brief description of the business desired to be brought before the meeting (including the text of the proposal, the reasons for the proposal and any material interest in the business of the proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is made) and specific information regarding the stockholder proponents, including Company stock ownership, such stockholder’s intent to solicit the vote of stockholders sufficient to approve the proposal, and a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates in connection with such proposal. The Company’s Amended and Restated Bylaws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including such stockholder’s intent to solicit votes in support of the nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. A stockholder proponent is required to promptly update and supplement its notice in accordance with the Amended and Restated Bylaws.
In addition to satisfying the requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 4, 2027. If the date of the 2027 Annual Meeting is changed by more than 30 days from March 3, 2027, then notice must be provided by the later of 60 days prior to the date of the annual meeting or within 10 days of the Company’s first public announcement of the date of the 2027 Annual Meeting.
If the chairperson of the meeting determines that a proposed nomination or business was not made or proposed in compliance with the procedures set forth in our Amended and Restated Bylaws or if the stockholder fails to comply with Rule 14a-19 promulgated under the Exchange Act with respect to a director nomination, our Amended and Restated Bylaws provide that the chairperson has the power to declare that the nomination or business will be disregarded or that such proposed business shall not be transacted.

How may I contact the members of the Board of Directors?
David Morgan is the Lead Independent Director of the Board of Directors. He and any of the other directors may be contacted by any stockholder or other interested party in the following manner:
c/o i3 Verticals, Inc.
40 Burton Hills Blvd, Ste. 415
Nashville, Tennessee 37215
Attention: Paul Maple
General Counsel & Secretary
(615) 465-4487
pmaple@i3verticals.com
Generally, all materials that are appropriate director communications will be forwarded to the intended recipient. However, management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.
Board Diversity
Of our total number of eight directors, we have one director who is female, and one director who is African-American. As noted above, when considering director candidates, our Nominating and Corporate Governance Committee considers any diversifying factors they deem appropriate, including, among other things, diversity in professional and personal experience, skills, background, race and gender.

MEMBERS OF THE BOARD OF DIRECTORS
The eight persons listed in the table below are nominated for election at the Annual Meeting, each to serve as a director for a term of one year and until his or her successor is elected and qualified.

Name	Age	Position
Gregory Daily	66	Chief Executive Officer and Chairman of the Board
Clay Whitson	68	Chief Strategy Officer and Director
Elizabeth Seigenthaler Courtney	62	Director
John Harrison	68	Director
Decosta Jenkins	70	Director
Timothy McKenna	72	Director
David Morgan	73	Lead Independent Director
David Wilds	85	Director

Gregory Daily
Chief Executive Officer and Chairman of the Board
Mr. Daily has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation in January 2018 and as the Chief Executive Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since he founded i3 Verticals, LLC (formerly Charge Payment, LLC) in 2012. Mr. Daily has also served as member of the board of directors, and a member of the audit committee, of WaterBridge Infrastructure LLC (NYSE: WBI), a water infrastructure company, since its initial public offering in September 2025. Before founding i3 Verticals, LLC, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. In 1984, Mr. Daily co-founded PMT Services, Inc. (Nasdaq: PMTS), a credit card processing company, and served as its President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the board of directors until 2001. Mr. Daily holds a Bachelor of Arts from Trevecca Nazarene University. Our Board of Directors has concluded that Mr. Daily’s detailed knowledge of our operations, finances, strategies and industry qualify him to serve as our Chief Executive Officer and as Chairman of our Board of Directors.
Clay Whitson
Chief Strategy Officer and Director
Mr. Whitson has served as our Chief Strategy Officer since September 2024, a member of our Board of Directors since our formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since May 2014. He previously served as our Chief Financial Officer from January 2018 to September 2024, as Secretary of i3 Verticals, LLC from May 2014 through June 2018, and as Chief Financial Officer of i3 Verticals, LLC from 2014 to September 2024. Before joining i3 Verticals, LLC, Mr. Whitson was the Chief Financial Officer at Edo Interactive, a provider of card-linked services, from October 2010 to April 2014. From 2002 to 2010, Mr. Whitson served as Chief Financial Officer and Treasurer of iPayment, Inc. (Nasdaq: IPMT) and as a member of its board of directors from 2002 to 2006. Prior to 2002, he served in a variety of roles, including as Chief Financial Officer for The Corporate Executive Board (Nasdaq: EXBD) from 1998 to 2002, Secretary of The Corporate Executive Board from 1999 to 2002, Treasurer of The Corporate Executive Board from 2000 to 2002 and as Chief Financial Officer and Treasurer of PMT Services, Inc. (Nasdaq: PMTS) from 1996 to 1998. Mr. Whitson holds a Bachelor of Arts from Southern Methodist University and a Masters of Business Administration from the University of Virginia Darden School of Business. Our Board of Directors has concluded that Mr. Whitson’s extensive knowledge of our operations, finances, strategies and industry make him well qualified to serve on our Board of Directors.
Elizabeth Seigenthaler Courtney
Compensation Committee Member
Nominating and Corporate Governance Committee Member (Chair)
Ms. Courtney has served on our Board of Directors since May 2018. Since January 2019, Ms. Courtney has served as Managing Partner, Southeast, of Finn Partners, Inc., a provider of marketing communications services. In 1987, Ms. Courtney joined Seigenthaler Public Relations, Inc., a provider of public relations services, where she served as Chairman and CEO from 2004 to March 2015. That company was acquired by Finn Partners in 2015, at which point she was named Managing Partner. Ms. Courtney served as chairman of the LocalShares Investment Trust, an investment fund, from May 2013 to September 2017. Ms. Courtney holds a B.A. in English and Communications from Boston College. Our Board of Directors has concluded that Ms. Courtney’s communications, corporate governance, and business experience make her well qualified to serve on our Board of Directors.

John Harrison
Audit Committee Member
Nominating and Corporate Governance Committee Member
Mr. Harrison has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2013. Mr. Harrison joined Harbert Management Corporation (“HMC”), an investment fund, in February 2000, where he serves as the Senior Managing Director of the HMC Credit Solutions Team and oversees the daily functions of HMC’s mezzanine investment activities. Mr. Harrison is a member of the Investment Committee of the Harbert European Growth Fund and is a director of HMC. Prior to joining HMC, he served as Vice President of Sirrom Capital Corporation, a business development company, when it was acquired by Finova Group Inc., a private equity firm. Mr. Harrison holds a B.S. in Finance from the University of Tennessee. Our Board of Directors has concluded that Mr. Harrison’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
Decosta Jenkins
Audit Committee Member
Mr. Jenkins joined the Board of Directors of i3 Verticals, Inc. effective November 23, 2021. Mr. Jenkins was the President and CEO of Nashville Electric Service (NES), one of the largest public utilities in the United States, from 2004 until his retirement in June 2022. He joined NES in 1991, serving as Senior Vice President and Chief Financial Officer before his appointment as Chief Executive Officer. Prior to joining NES, Mr. Jenkins spent 11 years at Deloitte LLP where he worked in the audit department for private and publicly held companies. Mr. Jenkins serves on the board of Pinnacle Financial Partners, Inc. (Nasdaq: PNFP) (“Pinnacle”) and is the chairman of Pinnacle’s Audit Committee. In addition, he serves on the board of directors of the following privately-held companies: Blue Cross Blue Shield of Tennessee and HG Hill Realty Company. In addition, Mr. Jenkins serves on the University of Tennessee Board of Trustees and chairs the university’s Audit and Compliance Committee. He also serves on the Board of the YMCA of Middle Tennessee. Mr. Jenkins formerly served as Board Chair of the Community Foundation of Middle Tennessee, and the American Public Power Association. Mr. Jenkins holds a B.S. in Accounting from the University of Tennessee and an Associates of Science degree in Electrical Engineering Technology from Penn Foster College. Our Board of Directors has concluded that Mr. Jenkins’s extensive public sector experience and organizational leadership experience makes him well qualified to serve on our Board of Directors.
Timothy McKenna
Compensation Committee Member (Chair)
Mr. McKenna has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Prior to his retirement in 2000, Mr. McKenna served as President of Fidelity Capital Markets, the institutional trading arm of Fidelity Investments. Before becoming President of Fidelity Capital Markets in 1996, he spent nine years in various other capacities at Fidelity Capital Markets, including Executive Vice President—Fixed Income. Mr. McKenna’s early career was spent primarily in municipal bond trading and management at the First National Bank of Boston and Kidder, Peabody & Co. During those years, he also served on the boards of the Pacific and Cincinnati Stock Exchanges, as well as the Regional Advisory Committee of the New York Stock Exchange and the National Association of Security Dealers. Mr. McKenna holds an A.B. in History from Harvard University. Our Board of Directors has concluded that Mr. McKenna’s extensive strategic, risk management and organizational leadership experience makes him well qualified to serve on our Board of Directors.
David Morgan
Audit Committee Member (Chair)
Nominating and Corporate Governance Committee Member
Lead Independent Director
Mr. Morgan has served on our Board of Directors since March 2018. Since 2015, Mr. Morgan has served as the Chairman of LBMC Financial Services, LLC, a provider of financial, human resources and technology services (“LBMC Financial”). He also served as Vice President of LBMC Financial from 2015 through 2022, and in January 2023, Mr. Morgan became both President and Chairman of LBMC Financial. From 1984 to May 2015, Mr. Morgan worked with Lattimore Black Morgan & Cain, PC (“LBMC”), a certified public accountant and consulting firm, which he co-founded in 1984. At LBMC, he held different roles including the last 25 years as President. Mr. Morgan currently serves as a director of several non-profits and as a member of the Council of the Tennessee Society of Certified Public Accountants, where he has previously served as Chairman of the Finance Committee, President and as a member of the board of directors. Mr. Morgan also previously served on the board of directors of the American Institute of Certified Public Accountants and as the Treasurer and the Finance Committee Chairman of the Nashville Symphony. Mr. Morgan holds a B.S. in Accounting from Tennessee Technological University and is a Certified Public Accountant in the state of Tennessee. Our Board of

Directors has concluded that Mr. Morgan’s accounting and financial expertise and strong familiarity with the Company and the Board make him well qualified to serve as our Lead Independent Director.
David Wilds
Audit Committee Member
Mr. Wilds has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Mr. Wilds is actively involved in managing the private equity investments of First Avenue Partners, a private equity fund that he founded in 1998 and of which he is the managing partner. From 1998 to August 2017, Mr. Wilds served at TFO, LLC, a global investment manager, including as Chief Executive Officer. Mr. Wilds was a principal with Nelson Capital Group from 1995 to 1998, Chairman of the Board of Directors of Cumberland Health Systems, Inc., an operator of hospitals and medical centers, from 1990 to 1995, and a partner at J.C. Bradford & Company, a banking and brokerage firm, from 1969 to 1990, where he was the head of research and institutional equity sales. Mr. Wilds has served as a member of the boards of directors of several public companies, including iPayment, Inc. (Nasdaq: IPMT), Dollar General Corporation (NYSE: DG), Symbion, Inc. (Nasdaq: SMBI), Internet Pictures Corporation (Nasdaq: IPIXQ), and Comdata Holdings Corporation (Nasdaq: CMDT). Mr. Wilds serves or has served on the boards of directors for a number of privately-held growth companies, including ILD Telecommunications, Inc., a provider of online back-office support services, and HCCA International, Inc., a healthcare company. Mr. Wilds holds a B.A. in Finance from Vanderbilt University and an MBA in Finance & Accounting from Emory University. Our Board of Directors has concluded that Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
EXECUTIVE OFFICERS
The following sets forth information regarding our executive officers as of the date of this Proxy Statement, each of whom serves at the pleasure of the Board:

Name	Age	Position
Gregory Daily	66	Chief Executive Officer and Chairman
Clay Whitson	68	Chief Strategy Officer and Director
Rick Stanford	64	President
Paul Maple	52	General Counsel and Secretary
Geoff Smith	39	Chief Financial Officer
Paul Christians	67	Chief Revenue Officer
Chris Laisure	46	President - Public Sector
Gregory Daily — The principal occupation and employment experience of Mr. Daily is set forth above under the heading “Members of the Board of Directors.”
Clay Whitson — The principal occupation and employment experience of Mr. Whitson is set forth above under the heading “Members of the Board of Directors.”
Rick Stanford has served as our President since our formation in January 2018, as the President of i3 Verticals, LLC since November 2017 and as the Executive Vice President of i3 Verticals, LLC from January 2013 to October 2017. In his role as our President and in his previous roles with i3 Verticals, LLC, Mr. Stanford is and has been responsible for acquisitions, among other duties. Prior to joining i3 Verticals, LLC, Mr. Stanford was Chief Marketing Officer for Direct Connect, a provider of electronic payment processing solutions, from 2011 to 2012, Senior Vice President of Sales for Sage Payment Solutions, a provider of online and cloud business management services, from 2009 to 2011, Vice President of Verus Financial Management from 2006 to 2009 prior to its acquisition by Sage Payment Solutions, Executive Vice President of Network 1 Financial, Inc. from 1999 to 2006 prior to its acquisition by Verus Financial Management and Vice President of PMT Services, Inc. (Nasdaq: PMTS) from 1989 to 1999. Mr. Stanford holds a Bachelor of Science from the University of Memphis.
Paul Maple has served as our General Counsel and Secretary since our formation in January 2018 and as the General Counsel of i3 Verticals, LLC since June 2017. Prior to joining i3 Verticals, LLC, Mr. Maple served as Chief Compliance Officer and Assistant General Counsel at CLARCOR, Inc. (NYSE: CLC), a filtration systems and packaging materials manufacturer, from May

2007 to May 2017. Prior to serving at CLARCOR, Inc., he was a partner at the law firm of Waller Lansden Dortch & Davis, LLP. Mr. Maple holds a Bachelor of Arts from Harding University and a Juris Doctor from the University of Mississippi.
Geoff Smith has served as our Chief Financial Officer since September 2024 and as our Principal Accounting Officer since June 2021. He previously served as our Senior Vice President of Finance from November 2022 to September 2024, Vice President of Finance from June 2020 to November 2022, and as Controller of i3 Verticals, LLC and the Company from June 2018 to June 2020 and as Controller of i3 Verticals, LLC from July 2017 to June 2018. Prior to joining i3 Verticals, LLC, Mr. Smith’s career began at Ernst & Young, LLP in October 2010 where he served as a Manager. Mr. Smith holds a Bachelor of Science and a Masters in Accountancy from Vanderbilt University and is an inactive Certified Public Accountant in the state of Tennessee.
Paul Christians has served as our Chief Revenue Officer since May 2024. Mr. Christians previously served as our Chief Operating Officer from November 2022 to May 2024 and as the President of the Public Sector vertical of i3 Verticals, LLC from May 2019 to November 2022. Mr. Christians also served as CEO of Pace Payments Systems, Inc. (“Pace”), a former subsidiary of i3 Verticals, LLC, from May 2019 to November 2022. Prior to joining i3 Verticals, LLC, Mr. Christians served as the Chairman and CEO of Pace and CEO of all Pace’s wholly-owned subsidiaries from October 2009 to May 2019 when Pace was acquired by the Company. Prior to serving at Pace, Mr. Christians was the Chairman and CEO of Prime Office Products (“Prime”) and CEO of all of Prime’s wholly-owned subsidiaries from May 1999 to September 2005 when Prime was sold to Staples, Inc. Mr. Christians holds a Bachelor of Arts from Iowa State University.
Chris Laisure has served as our President - Public Sector since November 2022. Mr. Laisure previously served as Chief Executive Officer of i3-BIS, LLC, a wholly owned subsidiary of i3 Verticals, LLC, since February of 2021, and Chief Executive Officer of Business Information Systems, GP (“BIS”) from 2006 to 2021. During those same years, Mr. Laisure was the Vice President of BIS and President of BIS HQ, GP. Prior to attending East Tennessee State University, Mr. Laisure spent 4 years in the United States Navy.

PROPOSAL 1 — ELECTION OF DIRECTORS
Upon the recommendation of a majority of the Nominating and Corporate Governance Committee, the Board has nominated the eight persons listed below for election to serve as directors, each for a term of one year and until his or her successor is elected and qualified. The nominees for director are:
•Gregory Daily
•Clay Whitson
•Elizabeth Seigenthaler Courtney
•John Harrison
•Decosta Jenkins
•Timothy McKenna
•David Morgan
•David Wilds
Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one year term to which he or she has been nominated, if elected. If any of the nominees is unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.
Required Vote
Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Stockholders may vote FOR a director nominee or may WITHHOLD such stockholder’s vote for a director nominee. A withheld vote will have no effect on the outcome of the election of directors. Broker non-votes will also not have any effect on the outcome of the election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors proposes that the stockholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2026.
A representative of Deloitte is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions submitted by stockholders at the Annual Meeting. Deloitte will have the opportunity to make a statement if it desires to do so.
Independent Registered Public Accounting Firm Fees
Fees billed by Deloitte, which related to the Company’s audit services, audit-related services, tax services and other services, were approved by the Audit Committee of the Company and paid by the Company. The following table summarizes the aggregate fees billed to the Company by Deloitte:

	2025	2024
	(in thousands)	(in thousands)
Audit fees (1)	$1,189	$1,392
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	2	2
Total	$1,191	$1,394
__________________________

(1)
Audit fees include (a) the audit of the Company’s financial statements, (b) the reviews of the Company’s unaudited condensed interim financial statements (quarterly financial statements) and (c) services that are provided by Deloitte related to regulatory filings and equity offerings.

(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.
(3)	Tax fees include professional services in connection with tax compliance, planning and advice.
(4)	All other fees include all other fees for services performed by Deloitte, including software and technology fees.
The Audit Committee considered the nature of the services provided by the independent registered public accounting firms, and determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firms and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, retention and termination, compensation (on behalf of the Company) and oversight of the work of the Company’s independent registered public accounting firm retained to perform audit services and must pre-approve all audit and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. The Audit Committee may delegate pre-approval authority to a member or members of the Audit Committee or to a subcommittee of the Audit Committee. The decisions of any member or members of the Audit Committee or subcommittee to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Consistent with these policies and procedures, our Audit Committee has approved all audit and non-audit services performed for us by our independent registered public accounting firm.

Required Vote
The Audit Committee and the Board believe that the retention of Deloitte as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting do not ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2026, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. Abstentions will have the same effect as a vote against this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2026.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in any such filing.
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq Stock Market’s Marketplace Rules. The Audit Committee acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and Nasdaq.
Audit Committee Disclosures
With respect to the fiscal year ended September 30, 2025, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.
2.The Audit Committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
3.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.
4.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
The Audit Committee

David Morgan, Chair
John Harrison
David Wilds
Decosta Jenkins

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers as disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the SEC. The vote is on an advisory basis and is non-binding, which means that the vote is not binding on the Company, our Board or the Compensation Committee of our Board.
While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our stockholders. As such, we will consider the vote of our stockholders when making future compensation decisions. Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
Required Vote
The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote on the proposal is required to approve this Proposal 3. Abstentions will be considered a vote against this proposal. Broker non-votes will also not have any effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
This Compensation Discussion and Analysis describes our executive compensation program, explains how our Compensation Committee oversees and implements this program, and reviews the compensation with respect to our fiscal year ended September 30, 2025, for the executive officers identified below, who are our “named executive officers” for purposes of this Proxy Statement in accordance with SEC rules. Throughout this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to this group of individuals as the “named executive officers.”
For the fiscal year ended September 30, 2025, our “named executive officers” and their positions were as follows:

Executive	Position
Gregory Daily	Chief Executive Officer and Chairman
Geoff Smith	Chief Financial Officer
Clay Whitson	Chief Strategy Officer
Rick Stanford	President
Paul Christians	Chief Revenue Officer
Fiscal 2025 Highlights
The following provides an overview of the Company’s financial performance during the fiscal year ended September 30, 2025.
•Revenue from continuing operations for the fiscal year ended September 30, 2025 was $213.2 million, an increase of 11.5% compared to the fiscal year ended September 30, 2024.
•Net income from continuing operations for the fiscal year ended September 30, 2025, was $5.6 million, compared to a net loss from continuing operations of $16.0 million for the fiscal year ended September 30, 2024.
•Net income from continuing operations attributable to i3 Verticals, Inc. for the fiscal year ended September 30, 2025 was $3.6 million, compared to net loss from continuing operations attributable to i3 Verticals, Inc. of $10.9 million for the fiscal year ended September 30, 2024.
•Adjusted EBITDA from continuing operations for the fiscal year ended September 30, 2025, was $57.5 million, compared to Adjusted EBITDA from continuing operations of $50.5 million for the fiscal year ended September 30, 2024.*
•Diluted net income attributable to Class A common stock per share from continuing operations for the fiscal year ended September 30, 2025 was $0.14, compared to a net loss per share from continuing operations of $0.46 in the prior year.
•For the year ended September 30, 2025, adjusted diluted earnings per share from continuing operations, which gives effect to the Company’s 25% estimated long-term tax rate, was $1.05, compared to $0.30 for the year ended September 30, 2024.* Diluted net income per share attributable to Class A common stock from continuing operations and adjusted diluted earnings per share from continuing operations both exclude discontinued operations but include the consolidated cash interest expense.
•Annualized Recurring Revenue (“ARR”) from continuing operations for the fourth quarter of fiscal year 2025 and 2024 was $165.3 million and $151.4 million, respectively, representing a period-to-period growth rate of 9.2%.
* Adjusted EBITDA from continuing operations and adjusted diluted earnings per share are non-GAAP financial measures. See Appendix A for a definition of such non-GAAP financial measures, an explanation of why we believe such non-GAAP financial measures present useful information to investors, and a reconciliation of such non-GAAP financial measures to the most comparable GAAP measures.

In addition to our financial performance, other achievements of the Company during the fiscal year ended September 30, 2025, included:
•Completion of the sale of our healthcare revenue cycle management business, including its associated proprietary technology (the “Healthcare RCM Business”) on May 5, 2025 for approximately $96.3 million (after giving effect to post-closing estimated net working capital, indebtedness and cash adjustments);
•Completion of the acquisition of a utility billing software company on April 1, 2025 to complement our product offerings for a purchase price of $9.0 million in cash consideration, and an additional amount of contingent consideration in an amount not to exceed $5.0 million which is payable dependent upon achievement of specified financial performance targets, as defined in the purchase agreement.
Key Compensation Actions for Fiscal Year 2025
The following highlights key compensation actions of the Company with respect to the Company’s named executive officers for the fiscal year ended September 30, 2025:
•Messrs. Daily, Whitson, and Christians’ annual base salaries remained at $341,250, $270,375, and $360,500, respectively, the same base salary paid to the officers during the calendar year ended December 31, 2024. Mr. Stanford’s annual base salary was increased to $334,184, reflecting an increase of 3% in comparison to the base salary paid to Mr. Stanford during the calendar year ended December 31, 2024. Mr. Smith’s annual base salary remained at $260,500, the same annualized base salary paid to Mr. Smith since his promotion to Chief Financial Officer of the Company in September 2024.
•Messrs. Whitson, Stanford, Christians, and Smith were eligible to receive short-term awards for the fiscal year ended September 30, 2025, in the form of a cash bonus as approved by the Compensation Committee. Under the terms of these awards approved by the Compensation Committee in November 2024, Messrs. Whitson, Stanford, Christians, and Smith were each eligible for a target payout opportunity of 10% of 2025 base salary. Taking into account the Compensation Committee’s review of applicable factors as described in more detail below, the Compensation Committee determined not to award cash bonuses to Messrs. Whitson, Stanford, Christians, and Smith for the fiscal year ended September 30, 2025. Consistent with past practice, the Compensation Committee decided, in consultation with Mr. Daily, to not make available any cash incentive opportunities for Mr. Daily in fiscal year 2025 due to his considerable ownership share in the Company.
•In February 2025, the Company granted each of Messrs. Whitson, Stanford, Christians, and Smith 40,000 time-based vesting restricted stock units. The restricted stock units will vest ratably in four equal annual installments on the anniversary of the date of grant subject to the executive’s continued service with the Company. As further discussed below, the Company determined to grant time-based RSUs as the form of annual long-term equity-based incentive award to its executives in the Company’s 2025 fiscal year instead of stock options, which was the form of annual long-term equity-based incentive award made by the Company to its executives in prior fiscal years.
Compensation Philosophy
The fundamental objectives of our executive compensation policies are to attract, retain and motivate executives and to incentivize our executives to execute our business strategy and to deliver strong financial results and long-term stockholder value. We believe that we have a strong “pay for performance” philosophy, and the Compensation Committee seeks to implement an executive compensation structure that is fair, balanced, aligned with stockholder interests, and linked to overall financial performance and long-term stockholder value. Consistent with the goal of focusing on long-term stockholder value, the target levels of compensation payable to our executives are weighted more heavily towards long-term equity incentive awards than short-term cash incentive awards. Additionally, our philosophy considers employee retention, vulnerability to recruitment by other companies, and the difficulty and costs associated with replacing executive talent.
Based on these objectives, the Compensation Committee has determined that the compensation payable to our named executive officers should primarily consist of the following: (i) base salary, which is intended to provide a secure level of guaranteed cash compensation; (ii) annual cash bonuses, which take into account the level of achievement with respect to certain financial and stock price objectives established by the Compensation Committee at the beginning of the fiscal year; and (iii) long-term equity-based incentive awards which further align the interests between executive officers and our stockholders.
Annual cash bonuses are determined following the completion of the fiscal year based on the Compensation Committee’s discretionary evaluation of management’s performance during the year taking into account the level of achievement with respect to these pre-defined objectives. The Compensation Committee believes that discretionary bonuses are preferable to formulaic cash incentive awards because this compensation approach allows for greater flexibility and permits the Compensation Committee to consider and weigh all factors that it may deem relevant to an executive’s performance in a particular period, which factors and weighting may differ from period to period. The Compensation Committee believes that a formulaic approach, on the other hand, would have the potential to skew the focus of our executives toward short-term financial performance, which is more easily measured, at the expense of focusing on longer term goals and considerations with respect to our business and achieving sustained growth in financial performance. Similarly, the Compensation Committee believes that such an approach may provide a disincentive for management to change course or reallocate resources where necessary to respond to unanticipated risks or opportunities, because management may be reluctant to shift focus away from the pre-established objectives on which their performance would be measured. In these respects, the Compensation Committee also believes that its more flexible, subjective approach to bonuses helps to ensure that executives are not provided with an incentive to take inappropriate risks in order to meet short-term financial objectives and drive short-term stock performance.
In the fiscal year ended September 30, 2025, the Compensation Committee approved the grant of long-term equity-based incentive awards to our named executive officers (other than Mr. Daily, who did not receive any equity-based incentive awards as noted above) principally in the form of time-based vesting RSUs. The Compensation Committee approved the grant of time-based vesting RSUs as the principal form of equity-based compensation to named executive officers in lieu of stock options, which was the form of annual long-term equity-based incentive award made by the Company to its executives in prior fiscal years. The Company made this determination to approve time-based vesting RSUs in lieu of stock options based on its view that RSUs are an effective form of equity award to focus our senior executives on our long-term performance, mitigate excessive risk taking, and enhance the retention value of our long-term equity-based compensation taking into account the fact that RSUs, unlike stock options, retain some value even if the market price of our Common Stock subsequently drops below the market price on the date of grant.
Compensation Committee Processes and Analyses
Role of Compensation Committee
The Compensation Committee sets and administers the policies that govern compensation of our executive officers, including, among other things:
•reviewing and approving the Company’s compensation strategy, corporate goals and objectives relevant to senior management compensation (including with respect to the Company’s Chief Executive Officer) and the total compensation policy for the Company to ensure they support business objectives, create stockholder value, are consistent with stockholder interests, attract and retain required key executive talent and link compensation with business performance;
•annually evaluating the performance of the Chief Executive Officer in light of the Company’s corporate goals and objectives relevant to the Chief Executive Officer’s compensation;
•in consultation with the Chief Executive Officer and the Chief Strategy Officer, reviewing and approving annual performance goals and total compensation with respect to performance-based or incentive compensation plans and individual awards for executive officers and other members of senior management;
•reviewing and approving individual compensation and incentive arrangements (including any equity-based awards and employment or severance agreements or change in control agreements) for executive officers and other members of senior management of the Company; and
•overseeing the administration of equity-based plans or incentive compensation plans, which includes selecting the persons to whom awards will be made and determining the terms and conditions of each award under such plans.
Each of the Compensation Committee members is independent as defined under Nasdaq listing standards. In addition, each member of the Compensation Committee is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Role of the Compensation Committee’s Independent Consultant
In recent years, including the fiscal year ended September 30, 2025, the Compensation Committee has retained the services of FW Cook as its compensation consultant to provide independent counsel and advice on executive compensation matters. The Compensation Committee engaged FW Cook to provide independent compensation advice, perspective and data for annual executive and director compensation. FW Cook regularly assesses our compensation program’s potential for risk and its competitiveness relative to our industry and our peers.
FW Cook attends Compensation Committee meetings upon request. While the Compensation Committee considers input from FW Cook when making compensation decisions, the Compensation Committee’s final decisions reflect many factors and considerations.
The Compensation Committee annually reviews the independence of its compensation consultant. The Compensation Committee considered the Company’s relationship with FW Cook, assessed the independence of FW Cook pursuant to Nasdaq and Exchange Act rules, and concluded that there are no conflicts of interest that would preclude FW Cook from independently representing the Compensation Committee.
Role of Our Named Executive Officers in Determining Executive Compensation
The Compensation Committee solicited the views and recommendations of our Chief Executive Officer and the Chief Strategy Officer when setting the amount and form of compensation payable to our executives during the year ended September 30, 2025, given their insight into executive performance and other factors relevant to our executive compensation. In connection therewith, at a Compensation Committee meeting held during the first quarter of the fiscal year ended September 30, 2025, the Chief Executive Officer and the Chief Strategy Officer summarized their assessment of the performance during the previous year of each member of the executive team, including their recommendations on compensation for such members of the executive team. Following this presentation and Compensation Committee discussion, the Compensation Committee discussed and approved the compensation for each member of the executive team, for the fiscal year ended September 30, 2025.
Impact of Say-on-Pay Vote Results
The Company held its annual Say-on-Pay vote in connection with its annual meeting of stockholders held on February 25, 2025 (the “2025 Annual Meeting”). At the 2025 Annual Meeting, approximately 97% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our proxy statement for our 2025 Annual Meeting (the “2025 Proxy Statement”). Although the Say-on-Pay vote is advisory (which means that the votes is not binding on the Company, the Board or the Compensation Committee), the Compensation Committee and the Board value the opinions of stockholders and is mindful of the level of support received from our stockholders in the Say-on-Pay vote at our 2025 Annual Meeting, and will review the voting results at this Annual Meeting and future annual meetings of stockholders in connection with its ongoing evaluation of our compensation philosophy and compensation decisions.
Executive Compensation for Fiscal Year 2025
Program Elements
The Fiscal Year 2025 executive compensation program primarily consisted of:
•Base salaries;
•Annual cash bonuses; and
•Equity incentive compensation, principally in the form of time-based RSUs.
Peer Group Analysis
The Compensation Committee has engaged FW Cook in previous fiscal years to conduct a formal and comprehensive peer group compensation analysis with respect to compensation payable to executives. The Company did not engage FW Cook to conduct such a peer group compensation analysis (and did not otherwise conduct such a peer group compensation analysis) in respect of compensation payable to the Company’s executives for the fiscal year ended September 30, 2025, but may engage FW Cook to conduct (or may otherwise conduct) a peer group compensation analysis in future fiscal years.

Base Salary
We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status, and job responsibilities. Each year, the Compensation Committee reviews and approves a revised annual salary plan for executive officers, which may take into account various factors, including prior year salary, responsibilities, tenure, individual performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s base salary levels are reasonably competitive compared to base salary levels at similar companies, and the Company’s recent financial performance. Each year, the Compensation Committee considers annual base salary increases for our executives, and typically approves base salary increases effective January 1 of each year. The Compensation Committee approved the following base salaries for our named executive officers effective January 1, 2025.

Named Executive Officer	Base Salary Effective January 1, 2025	Base Salary Effective January 1, 2024	Percentage Increase
Gregory Daily	$341,250	$341,250	— %	%
Geoff Smith(1)	$260,500	$236,900	10.0%	%
Clay Whitson	$270,375	$270,375	— %	%
Rick Stanford	$334,184	$324,450	3.0%	%
Paul Christians	$360,500	$360,500	— %	%
__________________________

(1)	In connection with Mr. Smith’s promotion to Chief Financial Officer, Mr. Smith’s annual base salary was increased from $236,900 to $260,500 effective September 20, 2024.
Taking into account the factors outlined above, the Compensation Committee approved the annual base salary increase reflected above for Mr. Stanford. The Compensation Committee made a determination not to increase the annual base salary payable to Messrs. Daily, Whitson, Christians, and Smith during the fiscal year ended September 30, 2025.
Annual Cash Bonuses
Annual bonuses are a key component of our executive compensation strategy. In addition to base salary, our annual cash bonuses provide our executives with the potential for enhanced cash compensation as may be determined by the Compensation Committee. Consistent with past practice, the Compensation Committee decided, in consultation with Mr. Daily, to not make available any cash incentive opportunities for Mr. Daily in fiscal year 2025 due to his considerable ownership share in the Company.
The Company has utilized a short-term cash incentive program for executives in which the Compensation Committee retains the discretion to determine the amount of the short-term cash incentive amount payable to our executives (other than Mr. Daily) in relation to certain threshold and target percentage parameters (expressed as a percentage of base salary) established by the Compensation Committee at the beginning of our fiscal year. In connection therewith, in recent fiscal years (including in the fiscal year ended September 30, 2025), the Compensation Committee has approved at the beginning of each fiscal year certain relevant Company goals which may be considered by the Compensation Committee as general guidelines in connection with determining the amount of the cash incentive award ultimately payable to our named executive officers, while retaining the discretion to apply or not apply any of these goals (and not weighting any of these goals in terms of order of importance at the time they were established) and to determine the amount of any bonus payable to our executives irrespective of the level of achievement with respect to these goals. The Compensation Committee also considers individual performance in connection with determining the amount of any cash bonus payable to our named executive officers pursuant to this program.
For the fiscal year ended September 30, 2025, the Compensation Committee approved the following goals and associated targets for this fiscal year for purposes of our short-term cash incentive program: Adjusted EBITDA, Adjusted EBITDA Margin, Annualized Recurring Revenue, and the Company’s stock price performance (both based on absolute stock price performance and in comparison to a selected group of peer companies). All of these goals were consistent with those used for determining short-term cash incentive opportunities for our executives during the fiscal year ended September 30, 2024. For information regarding Adjusted EBITDA (a non-GAAP financial measure), including the manner in which Adjusted EBITDA is calculated and a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see Appendix A.

In November 2024, the Compensation Committee set the following target bonus percentages (expressed as a percentage of 2025 base salary payable to such named executive officers).

Named Executive Officer	Target Bonus Percentage
Greg Daily	—%
Geoff Smith	10%
Clay Whitson	10%
Rick Stanford	10%
Paul Christians	10%
In connection with considering the short-term cash incentive compensation to be paid to our named executive officers (other than Mr. Daily) for the fiscal year ended September 30, 2025, at a meeting held in November 2025, the Compensation Committee reviewed the four categories of performance guidelines set by the Compensation Committee for fiscal year 2025 (i.e., Adjusted EBITDA growth, Adjusted EBITDA Margin, Annualized Recurring Revenue and Company stock price performance (both based on absolute stock price performance and in comparison to a selected group of peer companies) goals), and while the Company met or exceeded two of such performance guidelines (Annualized Recurring Revenue and relative Company stock price performance), the Company did not meet the other performance guidelines. Taking these factors into account, the Compensation Committee determined not to award cash bonuses to any of our named executive officers for the fiscal year ended September 30, 2025).
Equity Compensation
Pursuant to our 2018 Plan, we may grant equity-based incentive awards in order to attract, motivate and retain employees, including our named executive officers. Equity awards are generally granted annually to eligible employees, including our named executive officers (other than Mr. Daily, as described further below). Equity incentive awards have historically been made to executive officers in February of each year following the filing of our Quarterly Report on Form 10-Q for our first quarter ended December 31. Consistent with this framework, annual equity incentive awards for our fiscal year ended September 30, 2025, were made to our named executive officers with a grant date of February 11, 2025. The Compensation Committee may also approve additional equity-based awards to executives in certain special circumstances, such as upon an executive’s initial employment with the Company, the promotion of an executive to a new position or in recognition of special contributions made by an executive. As discussed above, in the fiscal year ended September 30, 2025, the Compensation Committee determined to approve the grant of annual long-term equity-based incentive awards to our named executive officers in the form of time-based vesting RSUs (in contrast to prior fiscal years, when the form of annual long-term equity-based incentive awards made to our executive was stock options, as described above).

The Compensation Committee determines the amount of equity-based incentive awards awarded to the executive officers in any year based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity awards, responsibilities, tenure, individual and Company performance, our annual budget, retention considerations, the estimated annual financial accounting compensation expense associated with the awards, and long-term equity incentives awarded by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s long-term stock-based incentive compensation levels are reasonably competitive compared to those at similar companies. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company. The Compensation Committee took these factors into account in determining the appropriate equity awards to executive officers during 2025.
The following summarizes the grant of long-term equity awards to our named executive officers (other than Mr. Daily) during the fiscal year ended September 30, 2025. Consistent with past practice, the Compensation Committee decided, in consultation with Mr. Daily, to award no equity compensation to Mr. Daily in fiscal year 2025 due to his considerable ownership share in the Company.
Restricted Stock Units (RSUs). In February 2025, the Compensation Committee approved the grant of 40,000 time-based vesting RSUs to each of Messrs. Whitson, Stanford, Christians and Smith, which RSUs vest in equal installments over a four-year period and are settled in shares of Class A common stock, provided that such named executive officer is employed by the Company on the applicable vesting date.
Stock Options. No named executive officer was granted stock options during fiscal year 2025.

2025 Fiscal Year Performance With Respect to Vesting of Previously Granted Performance Stock Units (PSUs)
During the fiscal year ended September 30, 2022, the Compensation Committee approved the grant of PSUs in respect of 25,000 shares of Class A common stock to each of Messrs. Whitson, Stanford, and Smith. Additionally, in the fiscal year ended September 30, 2023, the Compensation Committee approved the grant of 25,000 PSUs to Mr. Christians in connection with his promotion to Chief Operating Officer at such time (these PSUs were granted as a replacement award for 25,000 PSUs that had been granted to Mr. Christians in fiscal year 2022, which PSUs were cancelled in connection with such new grant, in order to align the performance vesting conditions of these PSUs with Mr. Christians’ role at such time as Chief Operating Officer).
All of the PSUs granted to Messrs. Whitson, Stanford, Christians and Smith are eligible to vest, and settle in shares of Class A Common Stock, in increments of 5,000 shares per fiscal year over a period of five fiscal years, beginning with the fiscal year ended September 30, 2023, based on the Company’s achievement of adjusted diluted earnings per share targets for each such fiscal year (with target performance increasing in each succeeding fiscal year) which were determined in connection with the Compensation Committee’s initial approval of such grants, provided that the recipient is employed by the Company on the applicable vesting date for each such fiscal year. In addition, under the terms of such grants, if the Company’s actual adjusted diluted earnings per share during an applicable fiscal year does not satisfy the applicable adjusted diluted earnings per share target for such fiscal year, the unearned PSUs remain eligible to vest in any subsequent fiscal year over such five-year performance period if the adjusted diluted earnings per share target for any such subsequent fiscal year is achieved by the Company during any such subsequent fiscal year.
Adjusted diluted earnings per share is a non-GAAP financial measure. See Appendix A for additional information regarding the calculation of adjusted net income, and a reconciliation of non-GAAP adjusted diluted earnings per share to GAAP diluted earnings per share.
In May 2025, the Compensation Committee approved an adjustment to the adjusted diluted earnings per share targets for the fiscal years subject to these PSUs to take into account the impact of the Company’s disposition of the Healthcare RCM Business on May 5, 2025 and the classification of the results of operations of the Healthcare RCM Business in discontinued operations in connection therewith consistent with the terms of the applicable award agreements (which provided that such targets would be subject to adjustment by the Compensation Committee in the event of any divestitures).
As a result of such adjustment, the target adjusted diluted earnings per share for the fiscal year ended September 30, 2025, was adjusted from $1.19 to $0.99. The Company’s adjusted diluted earnings per share for the fiscal year ended September 30, 2025 (after giving effect to the classification of the results of the Healthcare RCM Business in discontinued operations) was $1.05, which was above the adjusted target of $0.99 for such fiscal year as set forth above. As such, the PSUs vested on November 1, 2025 based on performance for the fiscal year ended September 30, 2025, and the PSUs for the years ended September 30, 2024, and September 30, 2023 also vested consistent with the vesting framework described above.
Retirement Plans
We currently maintain a 401(k) savings plan for eligible employees, including our named executive officers, and provide discretionary matching contributions to 401(k) plan participants. We do not maintain a defined benefit pension plan.
Employee Benefits
Eligible employees, including our named executive officers, may participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as other eligible employees.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.
Employment Agreements
The Company is party to an employment agreement with Mr. Whitson as described below, and is not a party to an employment agreement with any other named executive officer. Pursuant to Mr. Whitson’s employment agreement, he currently receives an annual base salary of $270,375, reviewed annually by the Compensation Committee, and is eligible to participate in standard benefit plans. Mr. Whitson is also eligible to receive an annual performance bonus payment equal to 50% of his base salary for achieving performance criteria established by the Board.

Under Mr. Whitson’s employment agreement, if we terminate his employment without “Cause” or Mr. Whitson terminates his employment for “Good Reason” (as such terms are defined therein), then in addition to any accrued amounts of base salary and bonuses earned but not yet paid, Mr. Whitson is entitled to receive (1) employee and fringe benefits under any and all employee benefit plans, which are from time to time generally made available to the executive employees of i3 Verticals, LLC, for a period of twelve months after the date of termination, (2) a pro-rata portion of his annual bonus payment for the fiscal year in which termination occurs, assuming achievement of any applicable performance objectives, paid in a lump sum within 60 days of Mr. Whitson’s termination, and (3) twelve months of his base salary. If Mr. Whitson’s employment is terminated within six months of a Change in Control (as defined in the agreement), Mr. Whitson is entitled to a lump sum payment equal to (1) one year of his annual base salary at the time of the Change in Control, (2) his annual bonus for the previous year (or if higher, the highest annual bonus awarded to Mr. Whitson in the past three fiscal years), and (3) one year of benefits which he was receiving at time of the termination. In addition, Mr. Whitson’s employment agreement provides that following the termination of Mr. Whitson’s employment for any reason, he will continue to be subject to non-competition and non-solicitation restrictions for a period of one year.
Under Mr. Whitson’s employment agreement, in the event of Mr. Whitson’s death or disability, in addition to any accrued amounts of base salary and bonuses earned but not yet paid, he would be entitled to a lump sum payment equal to 50% of his annual base salary.
Change in Control Agreements
No named executive officers are a party to change in control agreements with the Company.
Treatment of Equity Awards upon a Termination of Employment or Change of Control
In the event of a change in control of the Company and/or a termination of a named executive officer’s employment, equity awards held by named executive officers would be treated as follows:
Options
In the event of a termination of a named executive officer’s employment other than by reason of such named executive officer’s death or disability, in accordance with the applicable award agreements, any unvested options held by such named executive officer would be forfeited, and in the event such termination was without “cause,” any options that have previously vested would remain exercisable for 3 months following the termination date. If such termination was for “cause,” any vested options would expire on the date of termination. In the event of a named executive officer’s death or disability, any unvested options held by such named executive officer will immediately vest, and any vested options will remain exercisable for one year following such named executive officer’s death or disability. In the event of a change of control, any unvested options held by named executive officers will vest upon the occurrence of the change of control and will be canceled in exchange for a payment in cash, stock or other property having a fair market value equal to the fair market value of the consideration to be paid in the change of control, reduced by the applicable exercise price of the option.
RSUs
In the event of a termination of a named executive officer’s employment, in accordance with the applicable award agreements, any unvested RSUs will be forfeited, except as described below. In the event of a named executive officer’s death or disability, all unvested RSUs would immediately vest. In the event a named executive officer’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the RSUs, any unvested RSUs held by such named executive officer would immediately vest.
PSUs
In the event of a termination of a named executive officer’s employment, in accordance with the applicable award agreements, any unvested PSUs will be forfeited, except as described below. In the event a named executive officer’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the PSUs, any unvested PSUs held by such named executive officer would immediately vest.
For more information, please see “Potential Payments upon Termination or Change-in-Control” below.

Compensation Recoupment Policy
The Company has adopted a Compensation Recoupment Policy (the “Recoupment Policy”) in accordance with Rule 10D-1 under Exchange Act and Nasdaq listing standards. Under the Recoupment Policy, which applies to the Company’s current and former Section 16 officers, the Company is required to recoup the amount of any erroneously awarded incentive compensation (as defined in the Recoupment Policy) on a pre-tax basis within a specified lookback period in the event of any accounting restatement of the Company, subject to limited impracticability exceptions in accordance with Nasdaq listing standards. An accounting restatement is defined in the Recoupment Policy in a manner consistent with Nasdaq listing standards and includes accounting restatements to correct an error in previously issued financial statements that is material to previously issued financial statements (“Big R” restatements), as well as restatements that would result in a material misstatement if the errors were corrected in the current period or left uncorrected in the current period (“Little r” restatements). The Recoupment Policy does not provide for enforcement discretion by the Compensation Committee (subject to the impracticability exceptions referenced above), and requires recovery regardless of whether a covered person has engaged in any misconduct or is at fault. The Recoupment Policy is overseen and administered by the Compensation Committee. The full text of the Recoupment Policy was included as Exhibit 97 to our annual report on Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 22, 2023, and is incorporated by reference as Exhibit 97 to our most recently filed Annual Report on Form 10-K. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities, such as pursuant to Section 304 of the Sarbanes-Oxley Act.
Insider Trading Policy

The Board has adopted an Insider Trading Policy (the “Insider Trading Policy”) governing transactions in our securities by our directors, officers and employees, as well as by the Company itself, that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and Nasdaq listing standards. Our Insider Trading Policy was filed as Exhibit 19.1 to the Company’s annual report on Form 10-K for the year ended September 30, 2024, filed with the SEC on November 25, 2024, and is incorporated by reference as Exhibit 19.1 to our most recently filed Annual Report on Form 10-K.
Anti-Hedging Policy
The Insider Trading Policy prohibits Company personnel from engaging in any transaction in which they may profit from short-term speculative swings in the value of Company shares, including short sales of Company securities and using “put” or “call” options or similar products. A “short sale” is defined by the Insider Trading Policy as selling borrowed securities that the seller hopes can be purchased at a lower price in the future. The Insider Trading Policy also prohibits directors, Section 16 officers and certain other Company personnel designated by our General Counsel from engaging in hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, while not prohibited, the Insider Trading Policy discourages Company personnel from placing standing or limit orders on Company securities.
Compensation Policies and Practices as they relate to Risk Management
Our compensation program is designed to not incentivize excessive risk taking. In this regard, the base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. In addition, the Compensation Committee believes that the Company’s more flexible, subjective approach to bonuses pursuant to the Company’s discretionary cash bonus program as described above helps to ensure that executives are not provided with an incentive to take inappropriate risks in order to meet short-term financial objectives and drive short-term stock performance. Further, our equity compensation grant practices are tied to the achievement of long-term stock price growth through the grant of stock options and RSUs, as well as (in recent years) PSUs which vest based upon the achievement of adjusted diluted earnings per share targets. Moreover, options granted to named executive officers vest over a four-year period beginning on the first anniversary of the grant date, which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking. In addition, as set forth in our Incentive Equity Grant Policy as further described below, our stock option grants generally occur on an annual basis in accordance with a pre-determined schedule, which eliminates the ability of named executive officers to time the grant of options around short-term, market events. Taking into account these considerations, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a material adverse effect on the Company. These principles are reviewed annually by the Compensation Committee.
Equity Grant Policy and Timing of Equity Awards
The Board has adopted an Incentive Equity Grant Policy (the “Equity Grant Policy”) to create a framework for a consistent process for the Company to grant equity-based awards. It is the intent of the Equity Grant Policy that equity-based awards are generally to be made during open trading windows to minimize the risk of grant decisions being made while any employee or member of the Board is in possession of material, non-public information of the Company.
Pursuant to the Equity Grant Policy, annual grants of equity-based awards to (i) executive officers and non-management members of the Board are generally made with a grant date on the second business day following the Company’s filing of its Quarterly Report on Form 10-Q with respect to its fiscal first quarter ending December 31, which grant date occurs in February, and (ii) other employees of the Company are generally made with a grant date on the second business day following the Company’s filing of its Annual Report on Form 10-K with respect to its fiscal year ending September 30, which grant date occurs in November. The Board or the Compensation Committee may change the annual grant date for any particular year if the Company is in possession of material non-public information or if the Board or Compensation Committee otherwise determines that doing so would be advisable. In addition, pursuant to the Equity Grant Policy, unless the Board or the Compensation Committee otherwise determines, the quarterly grant date for equity awards other than annual grants (such as in connection with any promotion or new hire), and other than in connection with Company acquisitions, are generally on the second business day following the Company’s filing of its Form 10-Q or Form 10-K, as applicable for each of its fiscal quarters (i.e., four days per year, one day in each of February, May, August and November). Finally, pursuant to the Equity Grant Policy, the grant date for equity awards made in connection with Company acquisitions is generally on the first trading day on or following the commencement of employment upon the closing of the acquisition unless the Board or Compensation Committee otherwise determines (such as if the Company is in possession of material non-public information).
In addition, consistent with the Equity Grant Policy, we do not time equity-based awards in coordination with the release of material, non-public information and we do not time the release of material, non-public information for the purpose of affecting the value of employee or Board compensation.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally places a limit of $1 million on the amount of compensation a publicly-held company can deduct in any tax year on compensation paid to certain of the company’s most highly-compensated officers, including its chief executive officer and chief financial officer. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While the Compensation Committee considers the tax treatment of compensation paid to our named executive officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our named executive officers, including where the compensation paid to our named executive officers may not be fully deductible. In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the Code.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Form 10-K.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.
Timothy McKenna, Chair
Elizabeth Seigenthaler Courtney

Summary Compensation Table
The following table sets forth information regarding the compensation earned by, or paid to, our named executive officers during the fiscal years ended September 30, 2025, September 30, 2024, and September 30, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(5) ($)	Total ($)
Gregory Daily	2025	341,250	—	—	—	9,932	351,182
Chief Executive Officer	2024	341,250	—	—	—	9,000	350,250
	2023	337,188	—	—	—	8,401	345,589
Geoff Smith (4)	2025	260,500	—	1,186,800	—	23,779	1,471,079
Chief Financial Officer	2024	235,801	—	329,850	789,563	24,025	1,379,239
Clay Whitson	2025	270,375	—	1,186,800	—	20,020	1,477,195
Chief Strategy Officer	2024	268,406	—	—	1,052,363	21,159	1,341,929
	2023	259,375	13,125	—	1,501,388	20,956	1,794,843
Rick Stanford	2025	331,750	—	1,186,800	—	19,884	1,538,435
President	2024	322,088	—	—	1,052,363	18,741	1,393,192
	2023	311,250	15,750	—	1,529,883	17,120	1,874,003
Paul Christians	2025	360,500	—	1,186,800	—	—	1,547,300
Chief Revenue Officer	2024	357,673	—	—	789,563	30,964	1,178,201
	2023	350,000	17,500	111,400	1,115,196	4,704	1,598,800
__________________________

(1)
Represents discretionary cash bonus awards paid to our named executive officers as approved by the Compensation Committee for the applicable fiscal year. For additional information, please refer to “Executive Compensation—Compensation Discussion and Analysis— Executive Compensation for 2025—Annual Discretionary Cash Bonuses.”

(2)
Amounts reflect the aggregate grant date fair value of the time-vesting restricted stock units (“RSUs”) and performance-vesting restricted stock units (“PSUs”) with a grant date during the fiscal years ended September 30, 2025, September 30, 2024 and September 30, 2023, as applicable, computed in accordance with ASC Topic 718. Such RSUs are subject to service vesting requirements and such PSUs are subject to performance and service-vesting requirements, and the amounts included above assume that the performance conditions will be satisfied during the performance period. For a discussion of assumptions used to calculate the value of such RSUs and PSUs, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. The stock awards column for Mr. Christians for the fiscal year ended September 30, 2023, includes the grant date fair value of the 5,000 time-based vesting RSUs awarded to Mr. Christians, but not the grant date value of the 25,000 PSUs granted to Mr. Christians, due to the fact that the grant date for such PSU under ASC Topic 718 was during the fiscal year ended September 30, 2022 (not the fiscal year ended September 30, 2023), taking into account the fact that such PSUs were granted as a replacement award for 25,000 PSUs previously granted to Mr. Christians during the fiscal year ended September 30, 2022 that were cancelled in connection with such new grant.

(3)
Amounts reflect the grant-date Black-Scholes value of the stock options with a grant date during the fiscal years ended September 30, 2025, September 30, 2024, and September 30, 2023, as applicable, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our named executive officers, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

(4)	Compensation information is not provided for Mr. Smith for 2023 because Mr. Smith was not a named executive officer during that fiscal year.
(5)	All Other Compensation for the fiscal year ended September 30, 2025 consists of the following:

Name	Health Insurance Premiums ($)	HSA and 401(k) Plan Employer Matching Contributions ($)
Gregory Daily	$9,932	$—
Geoff Smith	$14,464	$9,315
Clay Whitson	$10,409	$9,611
Rick Stanford	$9,932	$9,952
Paul Christians	$—	$—

Grants of Plan-Based Award

				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Type	Grant Date	Grant Approval Date
Gregory Daily	—	—	—	—	—
Geoff Smith	RSUs (1)	2/11/2025	2/5/2025	40,000	$1,186,800
Clay Whitson	RSUs (1)	2/11/2025	2/5/2025	40,000	$1,186,800
Rick Stanford	RSUs (1)	2/11/2025	2/5/2025	40,000	$1,186,800
Paul Christians	RSUs (1)	2/11/2025	2/5/2025	40,000	$1,186,800

(1)
Reflects time-based vesting RSU awards which vest in equal installments over a four-year period, beginning on February 11, 2026, provided the executive officer is employed by the Company on the applicable vesting date.

(2)
These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. These amounts are reflected in the Summary Compensation Table in the “Stock Awards” column. For a discussion of the assumptions used to calculate these values, see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of September 30, 2025.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Gregory Daily	—	—	—	—	—	—	—	—	—

Geoff Smith	6/20/2018	30,000(1)	—	$13.00	6/20/2028	—	—	—	—
	2/19/2019	10,000(1)	—	$21.65	2/19/2029	—	—	—	—
	2/13/2020	15,000(1)	—	$32.25	2/13/2030	—	—	—	—
	6/22/2020	20,000(1)	—	$29.69	6/22/2030	—	—	—	—
	11/6/2020	10,000(1)	—	$23.04	11/6/2030	—	—	—	—
	2/11/2021	10,000(1)	—	$34.20	2/11/2031	—	—	—	—
	6/22/2021	20,000(1)	—	$31.80	6/22/2031	—	—	—	—
	2/11/2022	30,000(1)	—	$26.53	2/11/2032	—	—	—	—
	9/2/2022	—	—	—	—	15,000(2)	$486,900(2)	10,000(2)	$324,600(2)
	2/13/2023	37,500(3)	37,500(3)	$26.31	2/13/2033	—	—	—	—
	2/13/2024	18,750(4)	56,250(4)	$19.22	2/13/2034	—	—	—	—
	9/20/2024	—	—	—	—	11,250(5)	$365,175(5)	—	—
	2/11/2025	—	—	—	—	40,000(7)	$1,298,400(7)	—	—

Clay Whitson	6/20/2018	76,924(1)	—	$13.00	6/20/2028	—	—	—	—
	2/19/2019	50,000(1)	—	$21.65	2/19/2029	—	—	—	—
	2/13/2020	32,000(1)	—	$32.25	2/13/2030	—	—	—	—
	2/11/2021	35,000(1)	—	$34.20	2/11/2031	—	—	—	—
	2/11/2022	35,000(1)	—	$26.53	2/11/2032	—	—	—	—
	9/2/2022	—	—	—	—	15,000(2)	$486,900(2)	10,000(2)	$324,600(2)
	2/13/2023	50,538(3)	50,538(3)	$26.31	2/13/2033	—	—	—	—
	2/13/2024	25,000(4)	75,000(4)	19.22	2/13/2034	—	—	—	—
	2/11/2025	—	—	—	—	40,000(7)	$1,298,400(7)	—	—

Rick Stanford	6/20/2018	100,000(1)	—	$13.00	6/20/2028	—	—	—	—
	2/19/2019	50,000(1)	—	$21.65	2/19/2029	—	—	—	—
	2/13/2020	32,000(1)	—	$32.25	2/13/2030	—	—	—	—
	2/11/2021	35,000(1)	—	$34.20	2/11/2031	—	—	—	—
	2/11/2022	35,000(1)	—	$26.53	2/11/2032	—	—	—	—
	9/2/2022	—	—	—	—	15,000(2)	$486,900(2)	10,000(2)	$324,600(2)
	2/13/2023	51,500(3)	51,500(3)	$26.31	2/13/2033	—	—	—	—
	2/13/2024	25,000(4)	75,000(4)	$19.22	2/13/2034	—	—	—	—
	2/11/2025	—	—	—	—	40,000(7)	$1,298,400(7)	—	—

Paul Christians	5/31/2019	200,000(1)	—	$25.57	5/31/2029	—	—	—	—
	2/13/2020	20,000(1)	—	$32.25	2/13/2030	—	—	—	—
	2/11/2022	25,000(1)	—	$26.53	2/11/2032	—	—	—	—
	9/2/2022	—	—	—	—	15,000(2)	$486,900(2)	10,000(2)	$324,600(2)
	11/16/2022	—	—	—	—	2,500(6)	$81,150(6)	—	—
	2/13/2023	37,500(3)	37,500(3)	$26.31	2/13/2033	—	—	—	—
	2/13/2024	18,750(4)	56,250(4)	$19.22	2/13/2034	—	—	—	—
	2/11/2025	—	—	—	—	40,000(7)	$1,298,400(7)	—	—

__________________________

(1)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan.
(2)
Amount reflects PSU awards which vest in equal installments over a five-year period, beginning on November 1, 2023, provided the executive officer is employed by the Company on the applicable vesting date and certain year-over-year adjusted diluted earnings per share growth performance conditions are met. See “Executive Compensation—Compensation Discussion and Analysis— Executive Compensation for Fiscal Year 2025—2025 Fiscal Year Performance With Respect to Vesting of Previously Granted PSUs.” The market value is based upon the closing share price of our Class A common stock as of September 30, 2025 of $32.46.

(3)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in four equal annual installments beginning on February 13, 2024, subject to the executive officer’s continued service with the Company.
(4)
Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in four equal annual installments beginning on February 13, 2025, subject to the executive officer’s continued service with the Company.

(5)
Amount reflects RSU awards which vest in equal installments over a four-year period, beginning on September 20, 2025, provided the executive officer is employed by the Company on the applicable vesting date. The market value is based upon the closing share price of our Class A common stock as of September 30, 2025 of $32.46.

(6)
Amount reflects RSU awards which vest in equal installments over a four-year period, beginning on November 16, 2023, provided the executive officer is employed by the Company on the applicable vesting date. The market value is based upon the closing share price of our Class A common stock as of September 30, 2025 of $32.46.

(7)
Amount reflects RSU awards which vest in equal installments over a four-year period, beginning on February 11, 2026, provided the executive officer is employed by the Company on the applicable vesting date. The market value is based upon the closing share price of our Class A common stock as of September 30, 2025 of $32.46.

Option Exercises and Stock Vested
During the fiscal year ended September 30, 2025, none of the named executive officers exercised any options. The following table provides information regarding the vesting of RSUs and PSUs during 2025.

Name	Stock Awards
	Number of Shares or Units of Stock Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory Daily	—	—
Geoff Smith	3,750	$114,863
Clay Whitson	—	—
Rick Stanford	—	—
Paul Christians	1,250	$31,025
__________________________

(1)	The value realized upon vesting is calculated based on the closing price of our Common Stock on the applicable vesting date.
Potential Payments upon Termination or Change-in-Control
Gregory Daily, Chief Executive Officer
Mr. Daily would not be entitled to any payments from the Company in respect of his employment upon any termination of employment or a change in control of the Company if his employment had terminated on September 30, 2025 (in addition, Mr. Daily does not hold any equity awards).

Geoff Smith, Chief Financial Officer
Mr. Smith is not party to any agreements with the Company that would entitle him to payments or amounts in respect of his employment from the Company upon termination or a change in control of the Company. The following table shows the potential payments in respect of equity awards held by Mr. Smith upon termination or a change in control of the Company for Mr. Smith if his employment had terminated on September 30, 2025.

	Involuntary Without Cause or Voluntary For Good Reason		Involuntary For Cause on 9/30/2025		Voluntary Without Good Reason on 9/30/2025
Accelerated Vesting of Stock Options	—		—		—
Accelerated Vesting of Restricted Stock Units	—		—		—
Accelerated Vesting of Performance Stock Units	—		—		—
Total	$—		$—		$—

	Change in Control on 9/30/2025		Involuntary Without Cause or Voluntary For Good Reason on 9/30/2025 On or Within 12 Months following a Change in Control		Death or Disability on 9/30/2025
Accelerated Vesting of Stock Options	975,375	(1)	975,375	(1)	975,375	(4)
Accelerated Vesting of Restricted Stock Units	1,663,575	(2)	1,663,575	(2)	1,663,575	(5)
Accelerated Vesting of Performance Stock Units	811,500	(3)	811,500	(3)	—
Total	$3,450,450		$3,450,450		$2,638,950

(1)
In the event of a change of control, any unvested options held by Mr. Smith would vest upon the occurrence of the change of control and would be canceled in exchange for a payment in cash, stock or other property having a fair market value equal to the fair market value of the consideration to be paid in the change of control, reduced by the applicable exercise price of the option. Assumes a stock price per share of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(2)
In the event Mr. Smith’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the RSUs, any unvested RSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(3)
In the event Mr. Smith’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the PSUs, any unvested PSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(4)
In the event of Mr. Smith’s death or disability, any unvested options would immediately vest, and any vested options would remain exercisable for one year following Mr. Smith’s death or disability. Assumes a stock price of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(5)
In the event of Mr. Smith’s death or disability, any unvested RSUs would immediately vest. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

Clay Whitson, Chief Strategy Officer
The following table shows the potential payments upon termination or a change in control of the Company for Mr. Whitson in respect of his employment and equity awards if his employment had terminated on September 30, 2025.

	Involuntary Without Cause or Voluntary For Good Reason		Involuntary For Cause on 9/30/2025		Voluntary Without Good Reason on 9/30/2025
Cash Severance	$405,563	(1)	$—		$—
Group Medical Benefits	10,409	(2)	—		—
Accelerated Vesting of Stock Options	—		—		—
Accelerated Vesting of Performance Stock Units	—		—		—
Total	$415,972		$—		$—

	Change in Control on 9/30/2025		Termination on 9/30/2025 following a Change in Control		Death or Disability on 9/30/2025
Cash Severance	$—		$405,563	(6)	$135,188	(7)
Group Medical Benefits	—		10,409	(2)	—
Accelerated Vesting of Stock Options	1,303,809	(3)	1,303,809	(3)	1,303,809	(8)
Accelerated Vesting of Restricted Stock Units	1,298,400	(4)	1,298,400	(4)	1,298,400	(9)
Accelerated Vesting of Performance Stock Units	811,500	(5)	811,500	(5)	—
Total	$3,413,709		$3,829,681		$2,737,397
__________________________

(1)
Payable by the Company pursuant to Mr. Whitson’s employment agreement. Represents 12 months of Mr. Whitson’s base salary, plus Mr. Whitson’s contractual bonus eligibility of 50% of base salary to be paid in a lump sum following Mr. Whitson’s termination.

(2)
Payable by the Company pursuant to Mr. Whitson’s employment agreement. Represents 12 months of the Company’s portion of premiums for group medical benefits, which the Company will continue to provide for such period following Mr. Whitson’s termination.

(3)
In the event of a change of control, any unvested options held by Mr. Whitson would vest upon the occurrence of the change of control and would be canceled in exchange for a payment in cash, stock or other property having a fair market value equal to the fair market value of the consideration to be paid in the change of control, reduced by the applicable exercise price of the option. Assumes a stock price per share of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(4)
In the event Mr. Whitson’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the RSUs, any unvested RSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(5)
In the event Mr. Whitson’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the PSUs, any unvested PSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(6)
Payable by the Company pursuant to Mr. Whitson’s employment agreement. This amount would be payable if Mr. Whitson’s employment is terminated for any reason within six months following a change of control. Represents 12 months of Mr. Whitson’s base salary, plus Mr. Whitson’s contractual bonus eligibility of 50% of base salary to be paid in a lump sum within 10 days following Mr. Whitson’s termination.

(7)
Payable by the Company pursuant to Mr. Whitson’s employment agreement. Represents 50% of Mr. Whitson’s annual base salary to be paid in a lump sum following Mr. Whitson’s death or disability, as applicable.

(8)
In the event of Mr. Whitson’s death or disability, any unvested options would immediately vest, and any vested options would remain exercisable for one year following Mr. Whitson’s death or disability. Assumes a stock price of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(9)
In the event of Mr. Whitson’s death or disability, any unvested RSUs would immediately vest. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

Rick Stanford, President
Mr. Stanford is not party to any agreements with the Company that would entitle him to payments or amounts in respect of his employment from the Company upon termination or a change in control of the Company. The following table shows the potential payments in respect of equity awards held by Mr. Stanford upon termination or a change in control of the Company for Mr. Stanford if his employment had terminated on September 30, 2025.

	Involuntary Without Cause or Voluntary For Good Reason		Involuntary For Cause on 9/30/2025		Voluntary Without Good Reason on 9/30/2025
Accelerated Vesting of Stock Options	—		—		—
Accelerated Vesting of Performance Stock Units	—		—		—
Total	$—		$—		$—

	Change in Control on 9/30/2025		Involuntary Without Cause or Voluntary For Good Reason on 9/30/2025 On or Within 12 Months following a Change in Control		Death or Disability on 9/30/2025
Accelerated Vesting of Stock Options	1,309,725	(1)	1,309,725	(1)	1,309,725	(4)
Accelerated Vesting of Restricted Stock Units	1,298,400	(2)	1,298,400	(2)	1,298,400	(5)
Accelerated Vesting of Performance Stock Units	811,500	(3)	811,500	(3)	—
Total	$3,419,625		$3,419,625		$2,608,125
__________________________

(1)
In the event of a change of control, any unvested options held by Mr. Stanford would vest upon the occurrence of the change of control and would be canceled in exchange for a payment in cash, stock or other property having a fair market value equal to the fair market value of the consideration to be paid in the change of control, reduced by the applicable exercise price of the option. Assumes a stock price per share of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(2)
In the event Mr. Stanford’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the RSUs, any unvested RSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(3)
In the event Mr. Stanford’s employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the PSUs, any unvested PSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(4)
In the event of Mr. Stanford’s death or disability, any unvested options would immediately vest, and any vested options would remain exercisable for one year following Mr. Stanford’s death or disability. Assumes a stock price of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(5)
In the event of Mr. Stanford’s death or disability, any unvested RSUs would immediately vest. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

Paul Christians, Chief Revenue Officer
Mr. Christians is not party to any agreements with the Company that would entitle him to payments or amounts in respect of his employment from the Company upon termination or a change in control of the Company. The following table shows the potential payments in respect of equity awards held by Mr. Christians upon termination or a change in control of the Company if his employment had terminated on September 30, 2025.

	Involuntary Without Cause or Voluntary For Good Reason		Involuntary For Cause on 9/30/2025		Voluntary Without Good Reason on 9/30/2025
Accelerated Vesting of Stock Options	—		—		—
Accelerated Vesting of Restricted Stock Units	—		—		—
Accelerated Vesting of Performance Stock Units	—		—		—
Total	$—		$—		$—

	Change in Control on 9/30/2025		Involuntary Without Cause or Voluntary For Good Reason on 9/30/2025 On or Within 12 Months following a Change in Control		Death or Disability on 9/30/2025
Accelerated Vesting of Stock Options	975,375	(1)	975,375	(1)	975,375	(4)
Accelerated Vesting of Restricted Stock Units	1,379,550	(2)	1,379,550	(2)	1,379,550	(5)
Accelerated Vesting of Performance Stock Units	811,500	(3)	811,500	(3)	—
Total	$3,166,425		$3,166,425		$2,354,925
__________________________

(1)
In the event of a change of control, any unvested options held by Mr. Christians would vest upon the occurrence of the change of control and would be canceled in exchange for a payment in cash, stock or other property having a fair market value equal to the fair market value of the consideration to be paid in the change of control, reduced by the applicable exercise price of the option. Assumes a stock price per share of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater) are not reflected in the chart above consistent with SEC rules.

(2)
In the event Mr. Christians’ employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the RSUs, any unvested RSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(3)
In the event Mr. Christians’ employment is terminated for good reason or without cause within one year of a change of control, or if the acquiring entity in such change of control does not assume the PSUs, any unvested PSUs would immediately vest. The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

(4)
In the event of Mr. Christians’ death or disability, any unvested options would immediately vest, and any vested options will remain exercisable for one year following Mr. Christians’ death or disability. Assumes a stock price of $32.46 (the closing stock price as of September 30, 2025). Any accelerated options that have an exercise price higher than such closing stock price (i.e., would be underwater), are not reflected in the chart above consistent with SEC rules.

(5)
In the event of Mr. Christians’ death or disability, any unvested RSUs would immediately vest. The values in the table are based upon the closing price of the Common Stock on September 30, 2025 of $32.46 per share.

Pay Versus Performance
Required Tabular Disclosure of Compensation Actually Paid versus Performance
The following table discloses information with respect to "compensation actually paid" or "CAP" (as determined pursuant to SEC rules) to our principal executive officer (“PEO”) and (on average) to our other named executive officers (“non-PEO Named Executive Officers”) for the five fiscal years ended September 30, 2025 alongside total shareholder return (“TSR”) and net income (loss), as well as the Company-selected measure of Adjusted EBITDA from continuing operations. The Company selected this measure as the most important measure used to link compensation actually paid to our named executive officers to Company performance for the year ended September 30, 2025. Net income for the fiscal years ended September 30, 2025 and September 30, 2024, is significantly higher than the net loss reflected in the table below for the fiscal years ended September 30, 2023, September 30, 2022, and September 30, 2021, as the result of the gain on sale included in net income for the fiscal years ended September 30, 2025 and September 30, 2024, resulting from the completion of the sale of our Healthcare RCM Business in May 2025 and the completion of the sale of our merchant services business, including its associated proprietary technology (the “Merchant Services Business”) in September 2024, respectively.

Year (a)	Summary Compensation Table total for PEO (b) (1)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d) (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e) (1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) (h) (4) $ in 000’s	Adjusted EBITDA from Continuing Operations (i) (5) $ in 000’s
					Total Shareholder Return (f) (3)	Peer Group Total Shareholder Return (g) (3)
Fiscal 2025	351,182	351,182	1,520,977	3,531,524	$128.55	$273.15	26,503	57,535
Fiscal 2024	350,250	350,250	1,252,468	1,229,153	$105.91	$311.58	175,130	50,464
Fiscal 2023	345,589	345,589	1,670,727	1,427,555	$105.07	$205.58	(2,652)	51,792
Fiscal 2022	334,114	334,114	1,371,414	1,156,664	$99.55	$147.16	(23,217)	36,683
Fiscal 2021	308,338	308,338	937,661	886,430	$105.35	$198.46	(7,839)	19,539
(1)Greg Daily served as PEO for each of the years on the table. The non-PEO Named Executive Officers included in columns (d) and (e) are as follows:

Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025
Clay Whitson	Clay Whitson	Clay Whitson	Clay Whitson	Clay Whitson
Rick Stanford	Rick Stanford	Rick Stanford	Rick Stanford	Rick Stanford
		Paul Maple	Paul Maple	Paul Christians
		Paul Christians	Paul Christians	Geoff Smith
Geoff Smith
(2)Below is an explanation of the amounts deducted and added from Summary Compensation table total compensation amounts to determine “compensation actually paid” in accordance with Item 402(v)(2) of Regulation S-K:

PEO
	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
Summary Compensation table total	$351,182	$350,250	$345,589	$334,114	$308,338
Less grant date fair value of stock awards	—	—	—	—	—
Add year-end fair value of awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	—	—	—	—	—
Add change in fair value as of vesting date compared to prior year-end fair value for vested and outstanding awards granted in prior fiscal years	—	—	—	—	—
Add change in fair value as of fiscal year-end compared to prior year-end fair value for unvested and outstanding awards granted in prior fiscal years	—	—	—	—	—
Less amount equal to the fair value at end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet applicable vesting conditions	—	—	—	—	—
Add dividends paid on unvested equity awards during fiscal year	—	—	—	—	—
Compensation Actually Paid	$351,182	$350,250	$345,589	$334,114	$308,338

	Non-PEO Named Executive Officers (averages)
	Fiscal 2025	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021
Summary Compensation table total	$1,520,977	$1,252,468	$1,670,727	$1,371,414	$937,661
Less grant date fair value of stock awards	(1,186,800)	(960,653)	(1,342,033)	(1,052,933)	(648,813)
Add year-end fair value of awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	1,298,400	1,003,389	884,993	814,868	332,667
Add change in fair value as of vesting date compared to prior year-end fair value for vested and outstanding awards granted in prior fiscal years	505,022	(65,859)	146,350	70,421	308,381
Add change in fair value as of fiscal year-end compared to prior year-end fair value for unvested and outstanding awards granted in prior fiscal years	1,393,925	(192)	67,518	(47,106)	(43,466)
Less amount equal to the fair value at end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet applicable vesting conditions	—	—	—	—	—
Add dividends paid on unvested equity awards during fiscal year	—	—	—	—	—
Compensation Actually Paid	$3,531,524	$1,229,153	$1,427,555	$1,156,664	$886,430
(3)Columns (f) and (g) represent the cumulative total shareholder return (“TSR”) of the Company and the S&P Information Technology index, respectively, over the applicable measurement period, as calculated in the manner prescribed by Item 201(e) of Regulation S-K. The comparison assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the S&P Information Technology index, respectively, and that all dividends were reinvested. Historical stock performance is not necessarily indicative of future stock performance.
(4)Reflects net income (loss) set forth in the consolidated financial statements of the Company for the fiscal years ended September 30, 2025, 2024, 2023, 2022 and 2021, respectively, including such amounts for the fiscal years ended September 30, 2025, September 30, 2024, and September 30, 2023, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed on November 21, 2025. Net income for the fiscal year ended September 30, 2025, included a gain on sale of $26.0 million resulting from the completion of the sale of our Healthcare RCM Business in May 2025 and net income for the fiscal year ended September 30, 2024, included a gain on sale of $205.6 million resulting from the completion of the sale of our Merchant Services Business in September 2024.
(5)Adjusted EBITDA from continuing operations is the company-selected financial performance measure that, in our assessment, represents the most important performance measure used to link compensation actually paid to our named executive officers to company performance for the year ended September 30, 2025. See Appendix A for additional information regarding Adjusted EBITDA from continuing operations, including the manner in which Adjusted EBITDA from continuing operations is calculated and a reconciliation of Adjusted EBITDA from continuing operations for the fiscal year ended September 30, 2025, to the most comparable GAAP measure.
Description of the relationships between executive compensation actually paid and metrics on the Pay Versus Performance table
The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company TSR and cumulative TSR of the S&P 500 Information Technology index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules, and may not fully represent the actual final amount of compensation earned by or actually paid to our named executive officers during the applicable years.

Tabular list of most important financial performance measures used to link compensation actually paid to company performance

Listed below, in no specific order, are the performance measures, including the Company-Selected Measure, which, in our assessment, represent the most important measures we used to link compensation actually paid to our named executive officers for the year ended September 30, 2025, to the Company’s performance.
▪Adjusted EBITDA from continuing operations
▪Annualized Recurring Revenue
▪Stock price performance
▪Adjusted Diluted Earnings from Continuing Operations Per Share
See the Compensation Discussion and Analysis for more information regarding how we utilized these performance measures in connection with determining compensation paid to our named executive officers during the fiscal year ended September 30, 2025. In addition, Adjusted EBITDA from continuing operations and Adjusted Diluted Earnings from Continuing Operations per Share are non-GAAP financial measures. See Appendix A for additional information regarding Adjusted EBITDA from continuing operations and Adjusted Diluted Earnings from Continuing Operations per Share, including the manner in which such non-GAAP financial measures are calculated and a reconciliation of such non-GAAP financial measures to the most comparable GAAP measures for the fiscal years ended September 30, 2025, and September 30, 2024.
CEO Pay Ratio
CEO-to-median-employee pay ratio is calculated in accordance with Item 402(u) of the SEC’s Regulation S-K. We identified the median employee by examining the annual total compensation for all our employees who were employed by us on September 30, 2025, excluding our Chief Executive Officer. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. To determine the median employee, we calculated the total annual compensation payable in respect of the fiscal year ended September 30, 2025, for each of our 1,202 employees employed by us as of September 30, 2025 (following the completion of the sale of our Merchant Services Business on September 20, 2024), as the sum of the following amounts:
▪Annual base salary (including commissions, if applicable)
▪Matching contributions made by i3 Verticals to the employee’s HSA and 401(k) Plan
▪Fiscal year health insurance premiums
▪Fiscal year cash bonus
▪Fiscal year share-based awards (including, incentive and/or non-qualified stock options and restricted stock units)
We calculated annual total compensation for the median employee using the same methodology as we used to identify the median employee as set forth above, which was also the same methodology we use for our named executive officers as set forth in the 2025 Summary Compensation Table included in this Proxy Statement. The total annual compensation calculated was $351,182 and $80,000 for our CEO and our median employee, respectively. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2025 is 4.39 to 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to ownership of our Common Stock by:
•each person known by us to be a beneficial owner of more than 5% of our Common Stock;

•each of our current directors (which includes all nominees);

•each executive officer named in the Summary Compensation Table; and

•all of our current directors and current executive officers as a group.
As described in “Certain Relationships and Related Party Transactions,” each common unit in i3 Verticals, LLC (other than common units we hold) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based and service-based vesting requirements and limitations) for, at our election, shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the amended and restated i3 Verticals Limited Liability Company Agreement (the “i3 Verticals LLC Agreement”); provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units and an equal number of shares of our Class B common stock. The owners of common units in i3 Verticals, LLC (collectively, the “Continuing Equity Owners”) may exercise such redemption right for as long as their common units remain outstanding. The number of shares of Class B common stock listed in the table below correlates to the number of common units of i3 Verticals, LLC each such Continuing Equity Owner owns.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 22,609,537 shares of Class A common stock and 8,381,681 shares of Class B common stock outstanding as of January 2, 2026. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of January 2, 2026, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned(1)			Shares of Class B Common Stock Beneficially Owned(1)		Combined Voting Power(2)
Name of beneficial owner	Number	Percent (%)		Number	Percent (%)	Percent (%)
5% Stockholders:
T. Rowe Price Investment Management, Inc.(3)	3,174,316	14.0%	%	—	*	10.2%	%
Geneva Capital Management LLC(4)	1,682,481	7.4%	%	—	*	5.4%	%
The Vanguard Group(5)	1,853,815	8.2%	%	—	*	6.0%	%
BlackRock, Inc.(6)	1,770,416	7.8%	%	—	*	5.7%	%
Named executive officers and directors:
Gregory Daily(7)	7,271,832	24.6%	%	6,955,605	83.0% %	23.5%	%
Clay Whitson(8)	687,840	3.0%	%	287,844	3.4% %	2.2%	%
Rick Stanford(9)	485,563	2.1%	%	96,313	1.1% %	1.6%	%
Paul Christians(10)	348,750	1.5%	%	—	*	1.1%	%
Geoff Smith(11)	258,133	1.1%	%	—	*	*
Elizabeth Seigenthaler Courtney(12)	84,984	*		—	*	*
John Harrison(13)	74,984	*		—	*	*
Decosta Jenkins(14)	40,790	*		—	*	*
Timothy McKenna(15)	71,203	*		37,165	*	*
David Morgan(16)	94,984	*		—	*	*
David Wilds(17)	383,367	1.7%	%	308,383	3.7% %	1.2%	%
All directors and executive officers as a group (13 persons)(18)	10,909,942	33.6%	%	7,712,176	92.0% %	32.9%	%

*Less than one percent

__________________________

(1)	For the reasons described above, in this table, beneficial ownership of common units has been reflected as beneficial ownership of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds our Class B common stock, a corresponding share of Class B common stock will be cancelled.
(2)	Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the amended and restated certificate of incorporation.
(3)
Based on information obtained from a Schedule 13G filed on June 6, 2025, T. Rowe Price Investment Management, Inc. has sole voting power over 3,167,001 shares of Class A common stock and sole dispositive power over 3,174,316 shares of Class A common stock. The address of T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.

(4)
Based on information obtained from a Schedule 13G/A filed on January 6, 2026, Geneva Capital Management LLC has shared voting power over 1,621,917 shares of Class A common stock and shared dispositive power over 1,682,481 shares of Class A common stock. The address of Geneva Capital Management LLC is 411 E Wisconsin Ave., Suite 2320, Milwaukee, WI 53202.

(5)
Based on information obtained from a Schedule 13G/A filed on July 29, 2025, The Vanguard Group has shared voting power over 14,739 shares of Class A common stock, sole dispositive power over 1,815,149 shares of Class A common stock and shared dispositive power over 38,666 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(6)
Based on information obtained from a Schedule 13G/A filed on January 26, 2024, Blackrock, Inc. has sole voting power over 1,747,241 shares of Class A common stock and sole dispositive power over 1,770,416 shares of Class A common stock. The address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.

(7)
Includes (a) 88,544 shares of Class A common stock and 877,441 common units and shares of Class B common stock held by Gregory Daily directly, (b) 3,293,216 common units and shares of Class B common stock held by Gregory Daily and Collie Daily, as joint tenants by the entirety, of which 1,403,604 shares were pledged as collateral to secure a securities based line of credit account to Raymond James Bank, N.A., (c) 10,796 shares of Class A common stock held of record by Courtney Daily, Mr. Daily’s daughter, (d) 134,800 shares of Class A common stock held by GSD Family Investments, LLC, (e) 2,449,437 common units and shares of Class B common stock held by Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member, (f) 82,087 shares of Class A common stock held by Hardsworth, LLC and (g) 335,511 common units and shares of Class B common stock held by CFD 2025 Exempt Irrevocable Trust, of which Collie Daily is trustee and beneficiary. Decisions regarding the voting or disposition of the shares held by GSD Family Investments, LLC and Daily Family Investments, LLC are made by their sole manager, Austin S. Daily. Mr. Daily disclaims beneficial ownership of the Class A common stock, Class B common stock and common units, as applicable, held by GSD Family Investments, LLC, Daily Family Investments, LLC, Hardsworth, LLC, CFD 2025 Exempt Irrevocable Trust and by his daughter, Courtney Daily, except to the extent of his pecuniary interest therein. The address of Daily Family Investments, LLC, GSD Family Investments, LLC and Hardsworth, LLC is 5353 Hillsboro Pike, Nashville, TN.

(8)
Includes (a) 35,265 shares of Class A common stock and 253,584 common units and shares of Class B common stock held by Clay Whitson directly of which 81,656 shares were pledged as collateral to secure a securities based line of credit account to Raymond James Bank, N.A., (b) 21,757 common units and shares of Class B common stock held by the Clay M. Whitson Trust F/B/O Elizabeth Roane Whitson and 12,503 common units and shares of Class B common stock held by the Clay M. Whitson Trust F/B/O Clay M Whitson Jr., of which Mr. Chris C. Whitson is trustee and Elizabeth Whitson and Clay Whitson Jr. are the respective beneficiaries (c) options to purchase 354,731 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 held by Mr. Whitson directly and (d) 10,000 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026 held by Mr. Whitson directly.

(9)
Includes (a) 96,313 common units and shares of Class B common stock held by Rick Stanford and Stephanie Stanford, as joint tenants by the entirety, (b) options to purchase 379,250 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 held by Mr. Stanford directly and (c) 10,000 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026 held by Mr. Stanford directly.

(10)
Includes (a) options to purchase 338,750 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 10,000 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026 held by Mr. Christians directly.

(11)
Includes (a) 9,383 shares of Class A common stock, (b) options to purchase 238,750 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (c) 10,000 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026 held by Mr. Smith directly.

(12)
Includes (a) options to purchase 81,108 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

(13)
Includes (a) options to purchase 71,108 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

(14)
Includes (a) options to purchase 36,914 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

(15)
Includes (a) 37,165 common units and shares of Class B common stock, (b) options to purchase 30,162 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

(16)
Includes (a) 10,000 shares of Class A common stock, (b) options to purchase 81,108 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 and (b) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

(17)
Includes (a) 268,207 common units and shares of Class B common stock held by David Wilds directly, (b) options to purchase 71,108 shares of Class A common stock that are exercisable within 60 days of January 2, 2026 held by David Wilds directly, (c) 3,876 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026 held by David Wilds directly and (d) 40,176 common units and shares of Class B common stock held by Front Street Equities, LLC. Mr. Wilds serves as the sole member of Front Street Equities, LLC. Decisions regarding the voting or disposition of the shares held by Front Street Equities, LLC are made by Mr. Wilds. The address of Front Street Equities, LLC is 30 Burton Hills Blvd, Ste 550, Nashville, Tennessee.

(18)
Includes (a) 995,937 shares of Class A common stock, (b) 7,712,176 common units and shares of Class B common stock, (c) 2,125,573 options to purchase shares of Class A common stock that are exercisable within 60 days of January 2, 2026, and (d) 76,256 RSUs in respect of shares of Class A common stock that vest within 60 days of January 2, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy (the “Related Party Policy”), setting forth the policies and procedures for the review and approval or ratification of related person transactions. The Related Party Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our Board of Directors, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or our employment of a related person. In reviewing any such proposed transaction, our Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.
The discussion below provides certain information regarding the i3 Verticals LLC Agreement, the Tax Receivable Agreement and the Registration Rights Agreement, each of which was initially entered into with certain related parties of the Company in connection with our initial public offering which was completed in June 2018. These agreements were entered into prior to adoption of the Related Party Policy and as such, the entry into these agreements was not subject to the approval and review procedures set forth in the policy. Subject to the foregoing, except as described below, the Company has not been a participant in any transaction since September 30, 2024, and is not a participant in any currently proposed transaction, in which any related person (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K. In connection with all related party transactions occurring since September 30, 2024, as described below, the Company complied with its Related Party Policy, as described above.
i3 Verticals LLC Agreement
On June 25, 2018, i3 Verticals, LLC amended and restated the i3 Verticals LLC Agreement. Further, i3 Verticals, LLC and certain of the Continuing Equity Owners amended the i3 Verticals LLC Agreement on January 23, 2025 to facilitate certain recapitalization actions as previously disclosed in a Current Report on Form 8-K filed by the Company on January 24, 2025.
Appointment as Manager. Pursuant to the i3 Verticals LLC Agreement, i3 Verticals, Inc. became a member and the sole manager of i3 Verticals, LLC. As the sole manager, we control all of the day-to-day business affairs and decision-making of i3 Verticals, LLC without the approval of any other member. Through our officers and directors, we are responsible for all operational and administrative decisions of i3 Verticals, LLC and the day-to-day management of i3 Verticals, LLC’s business. Under the i3 Verticals LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of i3 Verticals, LLC except by our resignation, which may be given at any time by written notice to the members.
Compensation, Fees and Expenses. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by i3 Verticals, LLC for reasonable fees and expenses incurred on behalf of i3 Verticals, LLC, including all expenses associated with any subsequent offering of our Class A common stock, redemptions or exchanges of common units for Class A common stock, being a public company and maintaining our corporate existence.
Distributions. The i3 Verticals LLC Agreement requires “tax distributions” to be made by i3 Verticals, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements. Tax distributions may be made on a quarterly basis to each member of i3 Verticals, LLC, including us, based on such member’s allocable share of the taxable income of i3 Verticals, LLC and an assumed tax rate that we determine. For this purpose, i3 Verticals, Inc.’s allocable share of i3 Verticals, LLC’s taxable income shall be net of its share of taxable losses of i3 Verticals, LLC and shall be determined without regard to any Basis Adjustments (as described below under “Tax Receivable Agreement”). The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such members. Tax distributions may also be made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The i3 Verticals LLC Agreement also allows for cash distributions to be made by i3 Verticals, LLC (subject to our sole discretion as the sole manager of i3 Verticals, LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. i3 Verticals, LLC may also make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements.

Transfer Restrictions. The i3 Verticals LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers we approve in writing, as manager, and other limited exceptions. In the event of a permitted transfer under the i3 Verticals LLC Agreement, the transferring member is required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that the member transferred to such transferee in the permitted transfer.
Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Common Units Owned by i3 Verticals, Inc. and One-to-one Ratio between Shares of Class B Common Stock and Common Units Owned by the Continuing Equity Owners. In connection with the IPO, we issued to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC that such Continuing Equity Owner owned prior to the IPO. The certificate of incorporation of i3 Verticals, Inc. and/or the i3 Verticals LLC Agreement require us to take all actions, including reclassifications, distributions, divisions, subdivisions, combinations, or recapitalizations, such that we at all times maintain (a) a one-to-one ratio between the number of outstanding shares of Class A common stock and the number of common units of i3 Verticals, LLC we own and (b) a one-to-one ratio between the number of outstanding shares of Class B common stock owned by the Continuing Equity Owners and the number of common units of i3 Verticals, LLC owned by the Continuing Equity Owners.
Dissolution. The i3 Verticals LLC Agreement provides that the consent of i3 Verticals, Inc. as the managing member of i3 Verticals, LLC and members holding a majority of the voting units is required to voluntarily dissolve i3 Verticals, LLC. In addition to a voluntary dissolution, i3 Verticals, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up i3 Verticals, LLC; (2) second, to pay debts and liabilities owed to creditors of i3 Verticals, LLC, other than members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in i3 Verticals, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).
Indemnification. The i3 Verticals LLC Agreement provides for indemnification of the manager, directors and officers of i3 Verticals, LLC and their respective subsidiaries or affiliates.
Common Unit Redemption Right. The i3 Verticals LLC Agreement provides a redemption right to the Continuing Equity Owners that entitles them to have their common units redeemed (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that converted from Class P units in connection with IPO reorganization transactions) for, at the option of i3 Verticals, LLC, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (1) the Continuing Equity Owners must surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, which we cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (2) all redeeming members surrender common units to i3 Verticals, LLC for cancellation.
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of the holders of a majority of the common units then outstanding and entitled to vote (excluding common units we hold directly or indirectly) is generally required to amend or modify the i3 Verticals LLC Agreement.
Tax Receivable Agreement
We used net proceeds from the IPO to purchase common units of i3 Verticals, LLC directly from i3 Verticals, LLC and some of the Continuing Equity Owners, and we obtained an increase in our share of the tax basis of the assets of i3 Verticals, LLC in connection with this purchase. In addition, we may obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in the future, when a Continuing Equity Owner redeems such owner’s common units (or we effect a direct exchange therefor) and such owner thereby receives Class A common stock or cash, as applicable, from us, subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that were converted from Class P units in connection with the IPO reorganization transactions. We intend to treat any such exchange, to the extent the law allows us, as a direct purchase by us of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to i3 Verticals, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly (together with the basis increases in connection with the purchase of common units of i3 Verticals, LLC directly from a Continuing Equity Owner in the IPO reorganization transactions, the “Basis Adjustments”). Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
We are a party to a tax receivable agreement (as amended on November 16, 2022, the “Tax Receivable Agreement”) with i3 Verticals, LLC and each of the Continuing Equity Owners that provides for the payment by us to the Continuing Equity Owners (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in our tax reporting, as a result of the IPO reorganization transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. i3 Verticals, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange of i3 Verticals, LLC common units for Class A common stock or cash occurs. Such a redemption or exchange would include a deemed exchange, and would include for this purpose the purchase of common units of i3 Verticals, LLC directly from certain Continuing Equity Owners described above. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in i3 Verticals, LLC. If a Continuing Equity Owner transfers common units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such common units. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without (a) our prior written consent, which should not be unreasonably withheld, conditioned or delayed, and (b) such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s interest therein.
Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make (directly or indirectly) to the Continuing Equity Owners could be substantial. During the year ended September 30, 2025, liabilities for payments due to the Continuing Equity Owners under our Tax Receivable Agreement decreased $4.3 million. Since October 1, 2024, we have made approximately $10.0 million of cash disbursements to Continuing Equity Owners that are parties to the Tax Receivable Agreement which payments were principally associated with the tax benefits realized by us during the year ended September 30, 2024, as a result of the gain on the sale of the Merchant Services Business which was completed in September 2024. These cash disbursements pursuant to the Tax Receivable Agreement included the following payments to related persons of the Company in excess of $120,000 as follows:$131,000 to Rick Stanford, an executive officer of the Company, $3.5 million to entities affiliated with David Wilds, a director of the Company, $2.2 million to entities affiliated with John Harrison, a director of the Company, and $2.1 million to entities affiliated with Burton Harvey, a director of the Company.
Any payments made to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to i3 Verticals, LLC. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; provided that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may result in the acceleration of payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our senior secured credit facility or any future debt agreements. Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that a redeeming Continuing Equity Owner receives under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments. For additional information regarding the Tax Receivable Agreement and risks associated therewith, see the risk factors under “Risks Related to Our Organizational Structure and Our Company” included in Part I, Item 1A, Risk Factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with certain of the Continuing Equity Owners, including Gregory Daily and certain of his affiliates, entities affiliated with First Avenue Partners, entities affiliated with Harbert Management Corporation, entities affiliated with Capital Alignment Partners and Clay Whitson. The Registration Rights Agreement provides certain parties with “demand” registration rights whereby those parties can require us to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of shares of Class A common stock issuable to them, at our election, upon redemption or exchange of their common units in i3 Verticals, LLC. The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement. We have agreed to pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.

Indemnification Agreements
Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with our executive officers and directors. We also carry directors’ and officers’ liability insurance.

GENERAL INFORMATION
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2025, Ms. Courtney and Mr. McKenna served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Compensation Committee.
Equity Compensation Plan Information
Our Class A common stock began trading on Nasdaq on June 21, 2018. Prior to our IPO, our Board of Directors and sole stockholder adopted the 2018 Plan in anticipation of the consummation of our IPO. Also prior to the IPO, our Board of Directors and sole stockholder approved the assumption by i3 Verticals, Inc. of i3 Verticals, LLC’s remaining obligations under the i3 Verticals, LLC Amended and Restated Equity Incentive Plan, including with respect to awards thereunder (after giving effect to the IPO and the IPO reorganization transactions). The Board of Directors also approved prior to the IPO the issuances of new equity grants under the 2018 Plan to certain of our executive officers, employees and non-employee directors.
On September 8, 2020, our Board of Directors adopted the i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan (the “Acquisition Plan”) and reserved 1.5 million shares of our Class A common stock to be used exclusively for grants of awards to individuals that were not previously employees of the Company or its subsidiaries in connection with acquisitions, as a material inducement to the individual’s entry into employment with the Company or its subsidiaries within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. On May 4, 2021, upon the recommendation of the Compensation Committee, the Board amended the Acquisition Plan to increase capacity under the Acquisition Plan by 1.5 million shares (for a total of 3 million shares). Under the Acquisition Plan, we may grant these eligible recipients stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other stock-based awards.
The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of September 30, 2025.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(1)	Available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity Compensation plans approved by security holders	8,002,521	$24.07	828,444
Equity Compensation plans not approved by security holders (3)	1,045,735	28.18	1,369,876
Total	9,048,256	$24.55	2,198,320
__________________________

(1)	RSUs and PSUs granted under the Company’s equity compensation plans do not have exercise prices and therefore are not reflected in the weighted-average exercise price.
(2)
Our 2018 Plan provides that the number of shares reserved for issuance thereunder will increase automatically on the first trading day of January each calendar year, in an amount equal to 4% of the outstanding shares of all classes of the Company’s Common Stock on the last trading day in December of the immediately preceding calendar year, unless the Board determines that the increase will be less than 4%. As of January 1, 2026, an additional 1,294,592 shares became available under the 2018 Plan.

(3)	Amounts relate to the Acquisition Plan.
Other Business
As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. As noted above, our Amended and Restated Bylaws require shareholders to give advance notice of any proposal intended to be presented at an annual meeting. The deadline for this notice has passed, and we did not receive any such notice made in compliance with our Amended and Restated Bylaws. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3, 4, and 5 and amendments thereto and certain written representations furnished to us, we believe all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with during 2025 and prior fiscal years, except for late Form 4 filings made by (i) each of Messrs. Whitson and Stanford, Paul Maple, our General Counsel and Secretary, and Christopher Laisure, our President – Public Sector on December 31, 2025, related to the withholding of shares on November 14, 2025 in connection with the vesting of PSUs; (ii) Mr. Smith on December 31, 2025, related to the withholding of shares on November 14, 2025 in connection with the vesting of PSUs and on September 20, 2025 in connection with the vesting of RSUs; and (iii) Mr. Christians on December 31, 2025, related to the withholding of shares on November 14, 2025 in connection with the vesting of PSUs and on November 16, 2023, 2024 and 2025 in connection with the vesting of RSUs. Such filings were late due to an administrative error.

APPENDIX A
Reconciliation of GAAP to Non-GAAP Financial Measures

This proxy statement presents information regarding Adjusted EBITDA from continuing operations and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure.
The Company believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating the Company's ongoing operating results. Accordingly, the Company includes such non-GAAP financial measures when reporting its financial results to stockholders and potential investors in order to provide them with an additional tool to evaluate the Company’s ongoing business operations. The Company believes that these non-GAAP financial measures are representative of comparative financial performance that reflects the economic substance of the Company’s current and ongoing business operations.
Although these non-GAAP financial measures assist in measuring the Company's operating results and assessing its financial performance, they are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The Company believes that the disclosure of these non-GAAP financial measures provides investors with important key financial performance indicators that are utilized by management to assess the Company's operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. Hence, management provides disclosure of these non-GAAP financial measures to give stockholders and potential investors an opportunity to see the Company as viewed by management, to assess the Company with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. The Company believes that disclosure of these non-GAAP financial measures provides investors with additional information to help them better understand its financial statements just as management utilizes these non-GAAP financial measures to better understand the business, manage budgets and allocate resources.
As a result of the sale of the Company’s Merchant Services Business, which was completed on September 20, 2024, and the sale of the Company's Healthcare RCM Business, which was completed on May 5, 2025, the historical results of the Merchant Services Business and the Healthcare RCM Business have been reflected in discontinued operations, and continuing operations reflect the Company's remaining operations after giving effect to such classifications. Prior period results have been recast to reflect this presentation.
The reconciliation of our income (loss) from continuing operations to non-GAAP adjusted net income from continuing operations and non-GAAP adjusted EBITDA from continuing operations is as follows:

($ in thousands)	2025	2024
Net income (loss) from continuing operations attributable to i3 Verticals, Inc.	$3,627	$(10,854)
Net income (loss) from continuing operations attributable to non-controlling interests	1,991	(5,191)
Net income (loss) from continuing operations	5,618	(16,045)

Non-GAAP Adjustments:
Provision for (benefit from) income taxes	5,266	(5,468)
Non-cash change in fair value of contingent consideration(1)	234	22
Equity-based compensation from continuing operations(2)	15,232	15,396
M&A-related activity(3)	1,151	3,158
Acquisition intangible amortization(4)	17,370	16,570
Non-cash interest expense(5)	1,256	1,175
Other taxes(6)	2,602	1,980
Other income related to adjustments of liabilities under tax receivable agreement(7)	(471)	(1,245)
Net gain on exchangeable note repurchases and related transactions(8)	—	(2,257)
(Gain) loss on disposal of property and equipment(9)	(585)	107
Non-GAAP adjusted income before taxes from continuing operations(10)	47,673	13,393
Estimated taxes at 25%(11)	(11,918)	(3,349)
Adjusted net income from continuing operations(10)	$35,755	$10,044
Cash interest (income) expense, net(12)	(668)	28,088
Estimated taxes at 25%(11)	11,918	3,349
Depreciation and internally developed software amortization(13)	10,530	8,983
Adjusted EBITDA from continuing operations(10)	$57,535	$50,464

__________________________

(1)
Non-cash change in fair value of contingent consideration reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period or the original estimates made at the closing of the applicable acquisition.

(2)	Equity-based compensation expense related to stock options and restricted stock units issued under the Company's 2018 Equity Incentive Plan and 2020 Acquisition Equity Incentive Plan.
(3)
M&A-related activity is the net impact of professional service and related costs directly related to any merger, acquisition and disposition activity of the Company ("M&A-related expenses"), which are recorded in selling, general and administrative in the consolidated statements of operations, and revenue earned through post-sale non-recurring activities with divestitures ("M&A-related income"), which are recorded in other income in the consolidated statements of operations. i3 Verticals believes these activities are not reflective of the underlying operational performance of the Company. M&A-related income for the year ended September 30, 2025 was $6,641. M&A-related expenses for the year ended September 30, 2025 was $7,792. There was no M&A-related income during fiscal year 2024.

(4)	Acquisition intangible amortization reflects amortization of intangible assets and software acquired through acquisitions of business or other purchases of intangible assets.
(5)	Non-cash interest expense reflects amortization of debt issuance costs and any write-offs of debt issuance costs.
(6)
Other taxes consist of franchise taxes, reserves for ongoing tax audit matters, the employer portion of payroll taxes related to stock option exercises and other non-income-based taxes. Taxes related to salaries are not included.

(7)
Under our Tax Receivable Agreement we have a liability equal to 85% of certain deferred tax assets resulting from an increase in the tax basis of our investment in i3 Verticals, LLC. Other expenses related to adjustments of liabilities under our Tax Receivable Agreement relate to the remeasurement of the underlying deferred tax asset for changes in estimated income tax rates.

(8)
Net gain on exchangeable note repurchases and related transactions reflects the gain on repurchases of exchangeable notes and warrant unwinds, net of the loss on sale of bond hedge unwinds, which occurred during the year ended September 30, 2024.

(9)	(Gain) loss on disposal of property and equipment is related to the sale of buildings and automobiles purchased through acquisitions.
(10)	Represents a non-GAAP financial measure.
(11)
Corporate income tax expense is based on non-GAAP adjusted income before taxes from continuing operations and is calculated using a tax rate of 25.0% for the years ended September 30, 2025 and 2024, based on the estimated long-term effective tax rate, considering blended federal and state tax rates.

(12)
Cash interest (income) expense, net, represents all interest expense net of interest income recorded on the Company's statement of operations other than non-cash interest expense, which represents amortization of debt issuance costs and any write-offs of debt issuance costs.

(13)
Depreciation and internally developed software amortization reflects depreciation on the Company's property, plant and equipment, net, and amortization expense on its internally developed capitalized software.

The GAAP diluted EPS from continuing operations and reconciliation to non-GAAP adjusted diluted EPS from continuing operations is as follows:

($ in thousands, except share and per share amounts)	2025	2024
Diluted net income (loss) attributable to Class A common stock per share from continuing operations(1)	$0.14	$(0.46)
Adjusted diluted earnings per share from continuing operations(1)(2)	$1.05	$0.30
Adjusted net income from continuing operations(3)	$35,755	$10,044
Adjusted weighted average shares of adjusted diluted Class A common stock outstanding(4)	34,185,684	33,879,163
__________________________

(1)
Diluted net income (loss) per share attributable to Class A common stockholders from continuing operations and adjusted diluted earnings per share from continuing operations both exclude the discontinued operations of the Merchant Services Business and the Healthcare RCM Business but include the consolidated cash interest expense.

(2)
Adjusted diluted earnings per share from continuing operations, a non-GAAP financial measure, is calculated using adjusted net income from continuing operations and the adjusted weighted average shares of adjusted diluted Class A common stock outstanding. Further, adjusted diluted earnings per share from continuing operations assumes that all Common Units in i3 Verticals, LLC and the associated non-voting Class B common stock were exchanged for Class A common stock at the beginning of the period on a one-for-one basis

(3)	Adjusted net income from continuing operations, a non-GAAP financial measure, assumes that all net income from continuing operations during the period is available to the holders of the Company's Class A common stock.
(4)
Adjusted weighted average shares of adjusted diluted Class A common stock outstanding include 9,114,846 weighted average outstanding shares of Class A common stock issuable upon the exchange of Common Units in i3 Verticals, LLC and 1,159,588 shares resulting from estimated stock option exercises and restricted stock units vesting as calculated by the treasury stock method for the year ended September 30, 2025. Adjusted weighted average shares of adjusted diluted Class A common stock outstanding include 10,067,399 outstanding shares of Class A common stock issuable upon the exchange of Common Units in i3 Verticals, LLC and 392,343 shares resulting from estimated stock option exercises and restricted stock units vesting as calculated by the treasury stock method for the year ended September 30, 2024.

i3 VERTICALS
i3 VERTICALS, INC
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC
P.O. BOX 1342
BRENTWOOD, NY 11717

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82028-P42013 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

i3 VERTICALS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of eight Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregory Daily
02) Clay Whitson
03) Elizabeth S. Courtney
04) John Harrison
05) Timothy McKenna
06) David Morgan
07) David Wilds
08) Decosta Jenkins

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V82029-P42013

i3 VERTICALS, INC.
Annual Meeting of Stockholders
March 3, 2026 1:30 PM Central Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Paul Maple and Clay Whitson (the "Proxies"), or either of them, to act and serve as a proxy of the stockholders from whom the Board solicited proxies in connection with the Annual Meeting of Stockholders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock, as applicable, of i3 VERTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, Central Time on March 3, 2026 at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee 37215 (or an alternative place or solely by means of remote communication) or any adjournment, continuation or postponement thereof, and in their discretion on any other matters properly presented for a vote at the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side